EXHIBIT 10.1

CONFIDENTIAL

Execution Copy

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of May 27, 2009 (the “Execution Date”) by and between EXELIXIS, INC., a Delaware corporation having an address at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (“Exelixis”), and SANOFI-AVENTIS, a French company, having an address at 174, Avenue de France, 75013 Paris, France (“Sanofi-Aventis”). Exelixis and Sanofi-Aventis are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Sanofi-Aventis is a leading pharmaceutical company committed to researching, developing, manufacturing and marketing novel products of high therapeutic value for human and veterinary medicine.

B. Exelixis is a biotechnology company that has expertise relating to the discovery and development of therapeutics and owns the rights to the compounds XL147 and XL765 (as further defined below) that modulate signal transduction pathways involved in oncology and other disease areas.

C. Sanofi-Aventis desires to obtain and Exelixis desires to grant to Sanofi-Aventis exclusive worldwide rights under such Exelixis technology for the development and commercialization of novel therapeutic and prophylactic products based on such compounds.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Alliance Manager” has the meaning set forth in Section 3.5(a).

1.3 “Annual Development Plan” has the meaning set forth in Section 4.3(a).

1.4 “Approved Plan” means, with respect to a Product, any one or more of the Global Development Plans and each Annual Development Plan, in each case as adopted or approved under the terms of this Agreement.

1.5 “Backup” means: (a) with respect to EXEL-04286147, any [ * ]; and (b) with respect to EXEL-04286765, any [ * ].

1.6 “Calendar Quarter” shall mean any consecutive 3-month period ending March 31, June 30, September 30 or December 31.

1.7 “Clinical Supply Requirements” means the quantities of the Product which are required by a Party or the Parties for the Development of a Product under this Agreement, including, without limitation, the conduct of pre-clinical studies and clinical trials in connection with each Annual Development Plan. “Commercialize” means to promote, market, distribute, sell (and offer for sale or contract to sell) or provide product support for a Product, including by way of example: (a) detailing and other promotional activities in support of a Product; (b) advertising and public relations in support of a Product, including market research, development and distribution of selling, advertising and promotional materials, field literature, direct-to-consumer advertising campaigns, media/journal advertising, and exhibiting at seminars and conventions; (c) developing reimbursement programs and information and data specifically intended for national accounts, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations, including pull-through activities; (d) other co-promotion activities not included in the above; (e) conducting medical education activities and journal advertising; and (f) [ * ]. For clarity, “Commercializing” and “Commercialization” have a correlative meaning.

1.9 “Committee” means the JEC or JDC as the case may be.

1.10 “Confidential Information” has the meaning set forth in Section 10.1.

1.11 “Controlled” means, with respect to any compound, material, Information or intellectual property right, that the Party owns or has a license to such compound, material, Information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.12 “Development” means, with respect to a Product, those activities, including pre-clinical development activities, clinical trials, supporting manufacturing activities and related regulatory activities, that are [ * ] to: (a) obtain from applicable Regulatory Authorities the Regulatory Approvals with respect to such Product in the applicable regulatory jurisdiction, whether alone or for use together, or in combination, with another active agent or pharmaceutical product and (b) maintain such Regulatory Approvals. To avoid confusion, Development does not include [ * ]. For clarity, “Develop” and “Developing” have a correlative meaning.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.13 “Diligent Efforts” means the carrying out of obligations or tasks by a Party in a sustained manner using good faith commercially reasonable and diligent efforts, which efforts shall be consistent with the exercise of prudent scientific and business judgment in accordance with the efforts such Party devotes to products or research or development projects owned by it of similar scientific and commercial potential. Diligent Efforts shall be [ * ].

1.14 “Directly Competing Product” means a [ * ] that: (a) is not a Licensed Compound or a Reverted Product; and (b) [ * ], in each case of subsections (i) – (iii), with [ * ]: (i) [ * ]; (ii) [ * ]; or (iii) [ * ].

1.15 “Dollars” or “$” means the legal tender of the United States of America.

1.16 “Drug Approval Application” or “DAA” means in any country or regulatory jurisdiction, the application for Regulatory Approval required for commercial sale or use of a Product (or with respect to a subsequent Indication) in such country or regulatory jurisdiction.

1.17 “Effective Date” has the meaning set forth in Section 12.3(e).

1.18 “Executive Officers” means: (a) in the case of Exelixis, the President and Chief Executive Officer of Exelixis; and (b) in the case of Sanofi-Aventis, [ * ].

1.19 “Exelixis Clinical Supply Costs” means (a) the [ * ] incurred by Exelixis for having Product Manufactured and purchasing Product for Clinical Supply Requirements under the applicable Global Development Plan, (b) the [ * ] incurred by Exelixis for purchasing comparator agent or placebo requirements for activities contemplated under the applicable Global Development Plan, (c) the [ * ] incurred by Exelixis for filling, packaging, labeling and delivery of such Clinical Supply Requirements, comparator agent, combination agent and/or placebo, as the case may be, for activities contemplated under the applicable Global Development Plan and (d) any irrecoverable VAT or similar taxes actually paid with respect to the Manufacture or delivery of Clinical Supply Requirements. “Exelixis Clinical Trials” means the ongoing, expanded or new clinical trials that are carried out for each Product and that are described in the Global Development Plan or each Annual Development Plan, and any other trials that are designated as Exelixis Clinical Trials by the JDC.

1.21 “Exelixis Development Expenses” means those costs and expenses incurred by Exelixis directly in connection with the Development of a Product in accordance with this Agreement and the applicable Annual Development Plan, including without limitation:

(a) all Out-of-Pocket Costs, including, without limitation, fees and expenses associated with the conduct of Exelixis Clinical Trials or any other mutually agreed Development activities with respect to a Product;

(b) Exelixis FTE Costs;

(c) Exelixis Clinical Supply Costs incurred in connection with the Exelixis Clinical Trials or the supply to Sanofi-Aventis of Clinical Supply Requirements; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) any other costs or expenses [ * ] incurred in connection with any other mutually agreed research or Development activities of Exelixis with respect to a Product.

1.22 “Exelixis FTE Cost” means, for all Development activities performed by Exelixis in accordance with the Annual Development Plan(s), the amount equal to (a) the number of FTEs required for such Development activity as set forth in the approved Annual Development Plan multiplied by (b) the Exelixis FTE Rate. For the avoidance of doubt, the activity of contract personnel shall be charged as Out-of-Pocket Costs.

1.23 “Exelixis FTE Rate” means initially [ * ] subject to adjustment in accordance with Section 4.5(d).

1.24 “Exelixis Know-How” means all Information Controlled by Exelixis (other than Exelixis Patents) and its Affiliates as of the Effective Date or during the Term that: (a) covers a Licensed Compound, a composition containing a Licensed Compound, a formulation containing a Licensed Compound, or the manufacture or use of a Licensed Compound; and (b) is [ * ] for Sanofi-Aventis to exercise the rights licensed to it under the Agreement or to perform its obligations under the Agreement.

1.25 “Exelixis Patents” means all Patents Controlled by Exelixis and its Affiliates, as of the Effective Date or during the Term (including Exelixis’ Sole Invention Patents) that: (a) cover a Licensed Compound, a composition containing a Licensed Compound, a formulation containing a Licensed Compound, or the manufacture or use of a Licensed Compound; and (b) are [ * ] for Sanofi-Aventis to exercise the rights licensed to it under the Agreement. Exelixis Patents shall include the Patents listed in Exhibit 1.25 attached hereto, such Exhibit to be amended from time to time.

1.26 “FDA” means the United States Food and Drug Administration, and any successor thereto.

1.27 “FTE” means the equivalent of the work of one (1) employee full time for one (1) year consisting of a total of [ * ] per year directly related to the research or Development of any Product or Licensed Compound. Any individual who devotes less than [ * ] per year (or such other number as may be agreed by the JEC) shall be treated as an FTE on a pro-rata basis upon the number of hours worked (based on Exelixis’ internal methodology for calculating the number of hours that comprises an FTE) divided by [ * ].

1.28 “GAAP” means United States generally accepted accounting principles, as they exist from time to time, and any successor set of accounting principles (including IFRS if adopted by the United States Securities and Exchange Commission), consistently applied.

1.29 “Generic Product” means, with respect to a given Product in a given country, any pharmaceutical product that: (a) is marketed for sale in such country by a Third Party; (b) contains as active pharmaceutical ingredient [ * ]; and (c) [ * ]. With respect to a Product that is [ * ], a Generic Product shall, for purposes of this paragraph, contain as active pharmaceutical ingredients [ * ], and meet the conditions defined in (a) and (c) above.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.30 “Global Development Plan” has the meaning set forth in Section 4.2(a).

1.31 “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules, regulations, guidance and requirements promulgated thereunder as may be in effect from time to time.

1.32 “IFRS” means International Financial Reporting Standards, as they exist from time to time, consistently applied.

1.33 “IND” means an Investigational New Drug Application submitted to the FDA in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country.

1.34 “Indication” means :

(a) with respect to the oncology therapeutic area, [ * ] (for clarification purposes, (i) [ * ]; and (ii) [ * ]); or,

(b) any disease in therapeutic areas other than oncology.

1.35 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including, databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures. For clarity, Information excludes any Patents.

1.36 “Invention” means any and all inventions and improvements conceived or reduced to practice by or on behalf of a Party or the Parties jointly in the performance of its obligations, or the exercise of its rights, under this Agreement.

1.37 “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.1(a).

1.38 “Joint Executive Committee” or “JEC” has the meaning set forth in Section 3.1(a).

1.39 “Joint Invention” means any Invention conceived and/or reduced to practice jointly by or on behalf of both Parties.

1.40 “Joint Invention Patent” means a Patent that claims a Joint Invention.

1.41 “Knowledge” means, with respect of a Party, the [ * ] facts and information in the possession of [ * ] of such Party, or any [ * ], or [ * ], such Party or its Affiliates, [ * ] execution of this Agreement. For purposes of this definition, [ * ] means any person in the [ * ] of a Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.42 “Launch” means, for each Product in each country, the first arm’s-length sale to a Third Party for use or consumption by the public of such Product in such country after Regulatory Approval of such Product in such country. A Launch shall not include any Product sold for use in clinical trials, for research or for other non-commercial uses, or [ * ].

1.43 “Licensed Compound” means: (a) XL147; or (b) XL765, as the case may be, and “Licensed Compounds” means XL147 and XL765 as such codes are hereinafter defined.

1.44 “Losses” has the meaning set forth in Section 13.1.

1.45 “Major European Countries” means France, Germany, Italy, Spain and the United Kingdom.

1.46 “Major Territories” means the [ * ].

1.47 “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Licensed Compounds, Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing, quality assurance and quality control. For clarity, “Manufacture” has a correlative meaning.

1.48 “Manufacturing Technology” shall have the meaning set forth in Section 7.4(a).

1.49 “mTOR” means: (a) the gene for [ * ]; (b) the protein encoded by such gene; and (c) all [ * ].

1.50 “Net Sales” means the amount invoiced or otherwise billed by Sanofi-Aventis or its Affiliate or sublicensee for sales or other commercial disposition of a Product to a Third Party purchaser, less the following to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales: (a) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of a Product, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; (b) credits or allowances actually granted upon rejections or returns of Products, including for recalls or damaged goods; (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Products, to the extent billed; (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of a Product; (e) bad debts relating to sales of Products that are actually written off by Sanofi-Aventis in accordance with IFRS, consistently applied, during the applicable royalty calculation period; and (f) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of Products, including value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; provided that all of the foregoing deductions are calculated in accordance with IFRS.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Notwithstanding the foregoing, if any Product is sold [ * ], then, solely for the purpose of calculating Net Sales for royalty purposes hereunder, any [ * ] on such Products [ * ] shall be [ * ] for the applicable accounting period. In case of any dispute as to the applicable [ * ] under the preceding sentence, the determination of same shall be calculated and certified by [ * ], whose decision shall be binding.

A sale of a Product is deemed to occur upon invoicing. [ * ].

For sake of clarity and avoidance of doubt, sales by Sanofi-Aventis, its Affiliates or sublicensees of a Product to [ * ]. Any Products [ * ] considered in determining Net Sales hereunder.

In the event a Product is sold as an end-user product consisting of a combination of active functional elements or as a combined product and/or service, Net Sales, for purposes of determining royalty payments on such Product, shall be calculated by multiplying the Net Sales of the end-user product and/or service by the fraction A over A+B, in which A is the gross selling price of the Product portion of the end-user product and/or service when such Product is sold separately during the applicable accounting period in which the sales of the end-user product were made, and B is the gross selling price of the other active elements and/or service, as the case may be, of the end-user product and/or service sold separately during the accounting period in question. All gross selling prices of the elements of such end-user product and/or service shall be calculated as the average gross selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country or countries, no separate sale of either such above-designated Product or such above designated elements of the end-user product and/or service are made during the accounting period in which the sale was made or if gross retail selling price for an active functional element, component or service, as the case may be, cannot be determined for an accounting period, Net Sales allocable to the Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, variations in potency, the relative contribution of each active agent, component or service, as the case may be, in the combination, and relative value to the end user of each active agent, component or service, as the case may be. Notwithstanding the foregoing, the Parties agree that, for purposes of this paragraph, mechanical but not chemical drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients” or “active functional elements”. For clarity, [ * ] such as, without limitation, [ * ], shall [ * ] to be “active ingredients” or “active functional elements” for purposes of this paragraph.

1.51 “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP) by Exelixis and/or its Affiliates, if applicable.

1.52 “[ * ]” means a small molecule compound that: (a) contains the chemical scaffold identified in the [ * ]; and (b) [ * ].

1.53 “[ * ]” means a small molecule compound that: (a) contains the chemical scaffold identified in the [ * ]; and (b) [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.54 “Party Vote” has the meaning set forth in Section 3.4(c)(i).

1.55 “Patent” means all: (a) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period (and which have not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement), including any substitution, extension, registration, confirmation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions, renewal or any like filing thereof; (b) pending applications for letters patent which have not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), and/or abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written consent, including any continuation, division or continuation-in-part thereof and any provisional applications; and (c) any international counterparts to (a) and (b) above.

1.56 “Phase I Clinical Trial” means a clinical trial that generally provides for the first introduction into humans of a Product, with a primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such Product, and generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation), or other comparable regulation imposed by a Regulatory Authority in any country.

1.57 “Phase I/II Clinical Trial” means a human clinical trial of a Product, which trial satisfies the requirements for a Phase I Clinical Trial and for a Phase II Clinical Trial.

1.58 “Phase II Clinical Trial” means a human clinical trial of a Product, the principal purpose of which is to make a preliminary determination that such Product is safe for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), or other comparable regulation imposed by a Regulatory Authority in any country.

1.59 “Phase II/III Clinical Trial” means a human clinical trial of a Product, that satisfies the requirements for a Phase II Clinical Trial and for a Phase III Clinical Trial.

1.60 “Phase III Clinical Trial” means a pivotal human clinical trial of a Product, which trial is designed to: (a) establish that such Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Product; and (d) be generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), or other comparable regulation imposed by a Regulatory Authority in any country.

1.61 “Phase IV Clinical Trial” means a product support clinical trial of a Product commenced after receipt of Regulatory Approval in the country where such trial is conducted. A Phase IV Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies, and investigator-sponsored clinical trials studying Product that are approved by the JDC and that otherwise fit the foregoing definition.).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.62 “PI3K” means: (a) the gene encoding [ * ]; (b) the protein encoded by such gene and (c) all [ * ]. For the purposes of this Agreement the term “PI3K” refers to [ * ].

1.63 “Product” means any therapeutic or prophylactic product (for use in animals or humans) in bulk or finished form that comprises or incorporates any Licensed Compound.

1.64 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Medicines Agency (“EMEA”)), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.65 “Regulatory Authority” means the applicable national (e.g., the FDA), supra-national (e.g., the EMEA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that, in each case, governs the Regulatory Approval of a Product in such applicable regulatory jurisdiction.

1.66 “Reverted Products” has the meaning set forth in Section 11.5(d).

1.67 “Royalty Term” has the meaning set forth in Section 8.5.

1.68 “Sanofi-Aventis Know-How” means all Information Controlled by Sanofi-Aventis (other than Sanofi-Aventis Patents) and its Affiliates as of the Effective Date or during the Term that: (a) covers a Licensed Compound, a composition containing a Licensed Compound, a formulation containing a Licensed Compound, or the manufacture or use of a Licensed Compound; and (b) is [ * ] for Exelixis to exercise the rights licensed to it under the Agreement or to perform its obligations under the Agreement.

1.69 “Sanofi-Aventis Patents” means all Patents Controlled by Sanofi-Aventis and its Affiliates (including Sanofi-Aventis’ Sole Inventions Patents but excluding Exelixis Patents) as of the Effective Date or during the Term that: (a) cover a Licensed Compound, a composition containing a Licensed Compound, a formulation containing a Licensed Compound, or the manufacture or use of a Licensed Compound; and (b) are [ * ] for Exelixis to exercise the rights licensed to it under the Agreement or to perform its obligations under the Agreement.

1.70 “Sole Invention” means any Invention conceived and reduced to practice solely by or on behalf of a Party during the Term.

1.71 “Sole Invention Patent” means a Patent that claims a Sole Invention.

1.72 “Target Potency Threshold” means: (a) for a [ * ], that such small molecule compound [ * ]: (i) [ * ]; and (ii) [ * ]; and (b) for a [ * ], that such small molecule compound [ * ]: (i) [ * ]; (ii) [ * ]; and (iii) [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.73 “Term” has the meaning set forth in Section 11.1.

1.74 “Third Party” means any person or entity other than: (a) Exelixis; (b) Sanofi-Aventis; or (c) an Affiliate of either Party.

1.75 “Valid Claim” means (a) a claim in an issued Patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement of the Parties; or (b) a claim under an application for a Patent that has been pending [ * ], and which has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

1.76 “Working Group” has the meaning set forth in Section 3.4(f).

1.77 “XL147” means: (a) the small molecule compound with Exelixis identifier EXEL-04286147; (b) any Backups to EXEL-04286147; and (c) any [ * ] of the compounds described in (a) or (b).

1.78 “XL765” means: (a) the small molecule compound with Exelixis identifier EXEL-04286765; (b) any Backups to EXEL-04286765; and (c) any [ * ] of the compounds described in (a) or (b).

2.	LICENSES AND RELATED RIGHTS

2.1 Licenses to Sanofi-Aventis; Exelixis Retained Rights; and Co-Branding.

(a) Development, Manufacturing and Commercialization. Subject to the terms of this Agreement, Exelixis hereby grants Sanofi-Aventis an exclusive, worldwide, royalty-bearing license (with the right to sublicense), under the Exelixis Patents, the Exelixis Know-How, and Exelixis’ interest in the Joint Invention Patents, to develop, have developed, make, have made, use any Licensed Compound and develop, make, have made, use, import, sell, offer to sell and have sold Products incorporating any Licensed Compound.

(b) Exelixis Retained Rights. Exelixis retains all rights to use the Exelixis Know-How and Exelixis Patents except those expressly granted to Sanofi-Aventis on an exclusive basis under the terms of this Agreement. Notwithstanding the exclusive licenses granted to Sanofi-Aventis pursuant to Section 2.1(a), Exelixis retains the right under the Exelixis Patents and the Exelixis Know-How and the Joint Invention Patents to: (i) make, have made, use, and test Licensed Compounds solely for internal research purposes; and (ii) to perform (and to sublicense Third Parties to perform) Exelixis’ obligations under this Agreement, including for the purpose of performing its activities in connection with the Exelixis Clinical Trials and any related Manufacture of Clinical Supply Requirements under Section 7.2. For clarity, the license granted to Sanofi-Aventis in Section 2.1(a) shall not require Exelixis to remove any Licensed Compounds from Exelixis’ compound library.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.2 Sanofi-Aventis License Limitations and Covenants.

(a) Sanofi-Aventis hereby covenants that Sanofi-Aventis shall not (and shall ensure that any of its permitted sublicensees shall not) use any Exelixis Know-How or Exelixis Patents for a purpose other than as set forth in Section 2.1(a) above.

(b) Sanofi-Aventis acknowledges and agrees that, the licenses granted in Section 2.1(a) shall not create (by any means, whether expressly, impliedly or by estoppel) any right or license under any Patents, Information or other intellectual property right that is Controlled by Exelixis to research, develop, manufacture and/or commercialize any compounds (other than Licensed Compounds), and/or any composition containing any of the foregoing.

2.3 Limited License to Exelixis. Subject to the terms of this Agreement, Sanofi-Aventis hereby grants Exelixis a non-exclusive, worldwide, royalty-free license (with the right to sublicense to Affiliates, but without the right to sublicense to Third Parties except with prior written consent of Sanofi-Aventis, which shall not be unreasonably withheld) under the Sanofi-Aventis Know-How, the Sanofi-Aventis Patents and Sanofi-Aventis’ interest in the Joint Invention Patents, solely to perform Exelixis’ obligations under this Agreement, including for the purpose of performing its activities in connection with the Exelixis Clinical Trials and any related Manufacture of Clinical Supply Requirements under Section 7.2.

2.4 Exelixis License Limitations and Covenants.

(a) Exelixis hereby covenants that Exelixis shall not (and shall ensure that any of its permitted sublicensees shall not) use any Sanofi-Aventis Know-How or Sanofi-Aventis Patents for a purpose other than that expressly permitted in Sections 2.3 and 11.5(d).

(b) Each sublicense granted by Exelixis, pursuant to Section 2.3, to a Party who is an Affiliate at the time such license is granted shall terminate immediately upon such Party ceasing to be an Affiliate.

2.5 No Additional Licenses. Except as expressly provided in this Agreement, nothing shall grant either Party any right, title or interest in and to the intellectual property rights of the other Party (either expressly or by implication or estoppel).

2.6 Sublicensing. Each Party shall provide the other Party with the name of each permitted sublicensee of its rights under this Article 2 and a copy of the applicable sublicense agreement; provided that each Party may redact confidential or proprietary terms from such copy, including financial terms. The sublicensing Party shall remain responsible for each permitted sublicensee’s compliance with the applicable terms and conditions of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.7 Non-Compete.

(a) General Rule. Subject to Sections 2.7(b) and (c), during the Term, neither Party shall be free to [ * ] a Directly Competing Product.

(b) Exception for [ * ]. Notwithstanding anything to the contrary, if a Party is engaged in [ * ] that: (i) [ * ]; (ii) [ * ]; and (iii) [ * ], then [ * ], solely to [ * ].

(c) Exception for [ * ]. Notwithstanding anything to the contrary, the restrictions in Section 2.7(a) shall not apply to any [ * ]: (i) that [ * ]; (ii) that [ * ]; and (iii) for which [ * ].

3.	GOVERNANCE

3.1 General.

(a) Role of Committees. Subject to Section 3.1(b), Section 3.1(d) and the other terms and conditions of this Agreement, the Parties shall establish: (i) a joint executive committee (the “Joint Executive Committee” or “JEC”) that will oversee Sanofi-Aventis’ and Exelixis’ activities under this Agreement and facilitate communications between the Parties with respect to the Development and Manufacture of Products and any other issues which the Parties wish to debate at the JEC hereunder; and (ii) a specialized joint committee to focus on the Development of Products (such committee, the “Joint Development Committee” or “JDC”). Each Committee shall have the responsibilities and authority allocated to it in this Article 3 and elsewhere in this Agreement. It is contemplated that: (X) all significant matters relating to the pre-clinical and clinical Development of Products under this Agreement will be primarily addressed by the JDC and, if appropriate, by the JEC, as contemplated by Section 3.4(c); and (Y) the Parties’ respective activities under this Agreement will be reported to the relevant Committees in a reasonable and appropriate level of detail. The JDC shall provide, on a [ * ] basis (unless otherwise requested by the JEC), updates on its activities and achievements to the JEC for review and comment.

(b) Limitations on the Authority of Committees. Notwithstanding the Committee structure established pursuant to Section 3.1(a), each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Without limiting the generality of the foregoing, no Committee shall have any authority or jurisdiction to: (i) amend, modify, or waive compliance with this Agreement, any of which shall require mutual written agreement of the Parties; (ii) interpret this Agreement, or determine whether or not a Party has met its diligence or other obligations under the Agreement or whether or not a breach of this Agreement has occurred; (iii) require Exelixis to [ * ] (other than [ * ]) without Exelixis’ express written consent [ * ]; (iv) require Exelixis to [ * ] (other than [ * ]) without Exelixis’ express written consent [ * ]; (v) require Sanofi-Aventis to [ * ] without Sanofi-

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Aventis’ express written consent [ * ]; (vi) make any decision on any matter that this Agreement expressly states is an option or election to be made by a Party; (vii) make any decision that would require Exelixis to [ * ]; (viii) to [ * ] (provided that the appropriate Committee may propose a written amendment to be signed by both Parties which may [ * ]); (ix) adjust the Exelixis FTE Rate; or (x) make any decision matters that are reserved to the consent, approval, agreement or other decision-making authority of one or both Parties in this Agreement and that are not required by this Agreement to be considered by one or more Committees prior to the exercise of such consent, approval or other decision-making authority.

(c) Discontinuation of Participation on a Committee. Each Committee shall continue to exist until the first to occur of: (i) the Parties mutually agreeing to disband the Committee, or (ii) a Party providing to the other Party written notice of its intention to disband and no longer participate in such Committee. Once one Party has provided the other Party written notice as referred to in subclause (ii) above, such Committee shall have no further obligations under this Agreement and such other Party receiving such notice shall have the right to solely decide, without consultation, any matters previously before such Committee, subject to the other terms of this Agreement.

(d) Disbandment of JEC and JDC. The Parties hereby agree that the JEC and the JDC shall be disbanded within [ * ] following the completion of any and all Development activities to be performed by Exelixis hereunder, including but not limited to the Exelixis Clinical Trials.

3.2 Joint Executive Committee.

(a) Formation and Purpose. Exelixis and Sanofi-Aventis shall establish the JEC within [ * ] after the Effective Date. Subject to Sections 3.1(b) and 3.4(c), the JEC responsibility shall be: (a) to determine the global Development strategy for the Products; (b) to coordinate the Parties’ activities hereunder; and (c) as applicable, to review, comment on, approve, and resolve disputes with respect to the foregoing or other matters which the Parties wish to bring to the JEC, including the specific responsibilities of the JEC outlined below. The JEC shall have the membership and shall operate by the procedures set forth in Section 3.4.

(b) Specific Responsibilities of the JEC. In addition to its overall responsibility for the Development strategy of the Products, but subject to Sections 3.1(b) and 3.4(c), the JEC shall, in particular, have the following specific responsibilities:

(i) approve the Global Development Plan and each Annual Development Plan for each Product;

(ii) oversee the Parties’ activities hereunder;

(iii) approve budgets for the Exelixis Development Expenses;

(iv) review all significant and strategic issues within the purview of the JDC;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(v) oversee the Development of each Product pursuant to its Global Development Plan and respective Annual Development Plan, up to the initiation of Phase III Clinical Trials;

(vi) review and approve any material amendments to the Approved Plans and any other items submitted to the JEC by the JDC;

(vii) provide a forum for disputed matters within the responsibilities of JDC or JEC; and

(viii) such other responsibilities as may be assigned to the JEC pursuant to the Agreement or as may be agreed between the Parties from time to time.

3.3 Joint Development Committee.

(a) Formation and Purpose. Exelixis and Sanofi-Aventis shall establish the JDC within [ * ] after the Effective Date. Subject to Sections 3.1(b) and 3.4(c), the JDC shall oversee, coordinate and expedite the Development of each Product worldwide in order to obtain Regulatory Approvals. The JDC will also facilitate the flow of information with respect to Development activities being conducted for each Product and oversee Development activities required to support Regulatory Approvals. The JDC shall have the membership and shall operate by the procedures set forth in Section 3.4.

(b) Specific Responsibilities of the JDC. In support of its responsibility for overseeing, coordinating and expediting the Development of, and regulatory filings for, each Product, but subject to Sections 3.1(b) and 3.4(c), the JDC shall, in particular:

(i) monitor Development activities, including with respect to operational matters such as enrollment strategies, site selection, CRO contract strategies;

(ii) review and discuss the Global Development Plan and each Annual Development Plan;

(iii) review all material information generated in the course of implementing the Global Development Plan and the Annual Development Plans;

(iv) assist in coordinating scientific interactions and division of responsibilities with respect to Development activities, and resolving disagreements during the course of implementing the Global Development Plan and the Annual Development Plans;

(v) provide on a [ * ] basis updates on its activities and achievements to the JEC for review and comment;

(vi) such other responsibilities as may be assigned to the JDC pursuant to the Agreement or as may be agreed between the Parties from time to time.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.4 General Committee Membership and Procedures.

(a) Membership. Each Committee shall be composed of such number of representatives as may be agreed by the Parties. Each of Sanofi-Aventis and Exelixis shall designate representatives with appropriate expertise to serve as members of each Committee. Each Party may replace its Committee representatives at any time upon written notice to the other Party. Each Committee shall have co-chairpersons. Sanofi-Aventis and Exelixis shall each select from their representatives a co-chairperson for each of the Committees, and each Party may change its designated co-chairpersons from time to time upon written notice to the other Party. The Alliance Managers shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such Committee, and preparing and issuing minutes of each meeting within [ * ] thereafter; provided that a Committee co-chairperson shall call a meeting of the applicable Committee promptly upon the written request of the other co-chairperson to convene such a meeting. The minutes of each meeting shall, among other things, record all matters acted upon and approved or disapproved by the Committee, actions to be taken, and any matters the Committee failed to resolve. Such minutes will not be finalized until both Alliance Managers review and confirm in writing the accuracy of such minutes.

(b) Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every [ * ] for the JDC, and once every [ * ] for the JEC. Each Committee shall meet alternately at Exelixis’ facilities in South San Francisco, California, and Sanofi-Aventis’ facilities in Paris, or at such other locations as the Parties may agree. The Alliance Managers shall, and other employees of each Party involved in the Development, Manufacture or Commercialization of any Product may as needed, attend meetings of each Committee (as nonvoting participants unless they are members of such Committee), and consultants, representatives or advisors involved in the Development, Manufacture or Commercialization of any Product may attend meetings of each Committee as nonvoting observers; provided that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 10, and in the case of non-employees of a Party, subject to the consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall be responsible for all of its own expenses of participating in any Committee (including in any Working Group). Meetings of any Committee may be held by audio or video teleconference with the consent of each Party, which shall not be unreasonably withheld or delayed; provided that at least [ * ] per year of such Committee shall be held in person. No action taken at any meeting of a Committee shall be effective unless a representative of each Party is participating.

(c) Decision-Making.

(i) Voting on Committee Decisions. Subject to Section 3.1(b), each Party’s designees on a Committee shall, collectively, have one (1) vote (the “Party Vote”) on all matters brought before the Committee, which Party Vote shall be determined by [ * ] of such Party’s designees present (in person or otherwise) at the meeting. Except as expressly provided in this Section 3.4(c) and subject to Section 3.1(b), each Committee shall operate as to matters within its jurisdiction by unanimous Party Vote. All decisions of a Committee shall be documented in writing in the minutes of the applicable Committee meeting by the Alliance Managers.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) [ * ] Decisions. [ * ] shall be made by Sanofi-Aventis, provided however that, [ * ] shall be made by Exelixis, [ * ]. Any dispute regarding a decision made by [ * ] pursuant to this paragraph shall first be referred to the Alliance Managers, and, if the dispute is not resolved within [ * ] after such referral to the Alliance Managers, then it shall, upon written notice by a Party to the other, be referred to the JDC and/or JEC for resolution.

(iii) Disagreements on JDC. Except for matters outside the jurisdiction and authority of the Committees as provided in Section 3.1(b), any disagreement between the designees of Sanofi-Aventis and Exelixis on the JDC shall, at the election of either Party, be addressed, first, with the Alliance Managers, and, if the dispute is not resolved within [ * ] after such referral to the Alliance Managers, then it shall, upon written notice by a Party to the other, be submitted to the JEC for resolution.

(iv) [ * ] Casting Vote on JEC. [ * ] shall have a tie-breaking vote with respect to any matter submitted to the JEC for resolution pursuant to Section 3.2(b), in the event the designees of Sanofi-Aventis and Exelixis on the JEC are unable to make a decision due to a lack of required unanimity. [ * ] right to exercise final decision-making authority pursuant to this paragraph shall be exercised in good faith, with due regard for the impact of such decisions on Products, and, consistent in all material respects with the terms of this Agreement. [ * ] shall make all [ * ] decisions [ * ] (through its JEC or JDC members, as applicable) on such matters and the proposed [ * ] decision.

(d) Meeting Agendas and Minutes. Each Party shall disclose to the other proposed agenda items along with appropriate information at least [ * ] in advance of each meeting of the applicable Committee; provided that under exigent circumstances requiring Committee input, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting.

(e) Multiple JDCs at the Discretion of the JEC. The JEC may determine that a separate JDC be formed for each Product. In such event, the Parties will appoint representatives to such additional committees and such committees will be subject to the all of the applicable terms and conditions of this Agreement with respect to the JDC, in each case, solely with respect to the Product to which such Committees relate.

(f) Working Groups. From time to time, the JEC or JDC may establish and delegate duties to other committees, sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities, which delegation shall be reflected in the minutes of the meetings of the applicable Committee. Each such Working Group shall be constituted and shall operate as the JEC or JDC, as the case may be, determines. The Working Groups may be established on an ad hoc basis for purposes of a specific project, for the life of a Product, or on such other basis as the applicable Committee may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the Committee that established such Working Group. In no event shall the authority of the Working Group exceed that specified for the relevant Committee in this Article 3. Any disagreement between the designees of Sanofi-Aventis and Exelixis on a Working Group shall be referred to the applicable Committee for resolution.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(g) Interactions Between Committees and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. Each Committee shall establish procedures to facilitate communications between such Committee or Working Group and the relevant internal committee, team or board of each of the Parties, including by requiring appropriate members of such Committee to be available at reasonable times and places and upon reasonable prior notice for making appropriate oral reports to, and responding to reasonable inquiries from, the relevant internal committee, team or board.

3.5 Alliance Managers.

(a) Appointment. Each of the Parties shall appoint a single individual to act as a single point of contact between the Parties (each, an “Alliance Manager”). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party.

(b) Responsibilities. The Alliance Managers shall use good faith efforts to attend all Committee meetings and support the co-chairpersons of each Committee in the discharge of their responsibilities. Alliance Managers shall be nonvoting participants in such Committee meetings, unless they are also appointed members of such Committee pursuant to Section 3.4(a). An Alliance Manager may bring any matter to the attention of any Committee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the Committees. In addition, each Alliance Manager: (i) will be the point of first referral in all matters of conflict resolution; (ii) will coordinate the relevant functional representatives of the Parties in developing and executing strategies and plans for the Products in an effort to ensure consistency and efficiency throughout the world; (iii) will provide a single point of communication for seeking consensus both internally within the respective Parties’ organizations and between the Parties regarding key strategy and plan issues; (iv) will identify and bring disputes to the attention of the appropriate Committee in a timely manner; (v) will plan and coordinate cooperative efforts and internal and external communications; and (vi) will take responsibility for ensuring that governance activities, such as the conduct of required Committee meetings and production of meeting minutes, occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

3.6 Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Exelixis and Sanofi-Aventis is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.	DEVELOPMENT OF PRODUCTS

4.1 Development Responsibility. Subject to the terms and conditions of this Agreement, Sanofi-Aventis shall, during the Term, have sole authority and responsibility for the Development of each Product in accordance with the Approved Plans, and shall bear all costs and expenses associated therewith (for clarity, any costs and expenses incurred by or on behalf of Exelixis and related to Development work performed prior to the Execution Date shall be borne by Exelixis, subject to the provisions of Section 7.2). Notwithstanding the foregoing, Annual Development Plans may specify that [ * ], pursuant to Section 4.4 below. Sanofi-Aventis shall make such determination in the best interests of each Product Development.

4.2 Global Development Plans.

(a) Scope. For each Product during the period in which there are Exelixis Clinical Trials ongoing, the Development of such Product shall be governed by a comprehensive, multi-year, worldwide plan (the “Global Development Plan”) covering the Development of such Product for use in the U.S., each of the Major European Countries and Europe [ * ], and, [ * ], for the rest of the world. The Global Development Plan shall: (i) provide a comprehensive Development program that is designed to generate the non-clinical, clinical and regulatory information required for submitting Drug Approval Applications and to obtain Regulatory Approvals for the relevant Indications; (ii) indicate [ * ]; and (iii) set forth those obligations assigned to each Party with respect to the performance of the Development activities contemplated by such Global Development Plan.

(b) Initial Global Development Plan. The initial Global Development Plan shall be presented by the JDC to the JEC for approval by the JEC within [ * ] following the Effective Date.

(c) Updates to the Global Development Plan. Subject to Section 4.2(d), any material update, amendment or modification to any provisions of such Global Development Plan shall require the approval of the JEC.

(d) Reports. Beginning [ * ] after disbandment of the JDC and JEC in accordance with Section 3.1(d), and every [ * ] thereafter during the Term, Sanofi-Aventis shall submit to Exelixis a written progress report, substantially in the form of Exhibit 4.2(d), which summarizes the Development of Products performed by Sanofi-Aventis.

4.3 Annual Development Plans.

(a) Scope. The Development of each Product [ * ] shall be governed by a detailed and specific worldwide Development plan (each, an “Annual Development Plan”) covering all material Development activities to be performed for such Product for such year and providing an estimate of the Exelixis Development Expenses to be incurred for such year, based on the information available at the time including patient estimates. Each Annual Development

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Plan shall be proposed by the JDC for approval by the JEC. Each Annual Development Plan for such Product, and any modifications thereto, shall cover, and be consistent in all material respects with, all the Development activities in the then-current Global Development Plan for such Product that are to be performed in that particular calendar year.

(b) Procedure. The initial Annual Development Plan for [ * ] will be determined by the JDC no later than [ * ]. Thereafter, the JDC shall submit on an annual basis an Annual Development Plan for each Product during the period in which there are [ * ] to the JEC for its review, comment, and approval. Each such submission shall be no later than [ * ] of the calendar year immediately preceding the year covered by such Annual Development Plan, with a goal of having the Annual Development Plan approved, and any disputes resolved, by [ * ] of such immediately preceding calendar year.

4.4 Exelixis Clinical Trials.

(a) The Parties have agreed that the initial list of Exelixis Clinical Trials, which will be made part of the Initial Global Development Plan, shall be as set forth in Exhibit 4.4(a) hereof. At the [ * ], the Parties shall also agree on [ * ]. [ * ], the list of Exelixis Clinical Trials may be modified only in accordance with the terms and conditions of Article 3.

(b) Exelixis shall conduct the Exelixis Clinical Trials for each applicable Product in a collaborative and efficient manner. The Parties shall engage in joint decision-making for the Exelixis Clinical Trials as set forth in Article 3.

(c) Notwithstanding anything to the contrary in this Agreement, the Parties agree that Exelixis shall be the sponsor for the Exelixis Clinical Trials, and that Exelixis shall have the responsibility and the authority to act as the sponsor and make those decisions and take all actions necessary to assure compliance with all regulatory requirements. Exelixis agrees to be bound by, and perform all obligations set forth in, 21 C.F.R. §312 related to its role as the sponsor for the Exelixis Clinical Trials for a given Product. Notwithstanding anything to the contrary in this Agreement, Exelixis may discontinue or modify any clinical trial that is part of the Exelixis Clinical Trials without the approval of the JDC or the JEC in the event such actions are: (i) [ * ]; and (ii) [ * ].

(d) The Annual Development Plan may specify that outside contractors (reporting to, or acting on behalf of, Exelixis and reasonably selected by Exelixis) will have responsibility to direct and conduct any additional pre-clinical activities and applicable clinical trials in any country. The parties shall, to the extent practicable and permitted by applicable law, rule or regulation, cooperate, prior to engagement of a given outside contractor, to minimize costs associated with the retention of any outside contractors, including, where possible, the retention by Exelixis of such Sanofi-Aventis contractors where cost savings may be achieved by doing so.

(e) Exelixis shall use Diligent Efforts to carry out its responsibilities under each Annual Development Plan. Exelixis shall have the right to use commercially reasonable discretion in carrying out its obligations under each Annual Development Plan, including

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

without limitation: (a) carrying out day-to-day planning and implementation of activities under the Annual Development Plan; (b) managing day-to-day regulatory compliance matters, including adverse event reporting; (c) managing clinical research organizations engaged to carry out activities under the Annual Development Plan; and (d) managing the Exelixis Clinical Trials.

4.5 Exelixis Development Expenses.

(a) Reports and Payments for Exelixis Development Expenses. Promptly after the Effective Date, Exelixis shall provide Sanofi-Aventis with an estimate of the Exelixis Development Expenses (and invoice for Exelixis FTE Costs and for Out-of-Pocket Costs incurred by Exelixis, accompanied by reasonable supporting documentation, given that such invoicing will be on an accrual basis) covering: (i) the period between the Execution Date and the start of the first Calendar Quarter arising after the Effective Date; and (ii) the first Calendar Quarter arising after the Effective Date. By the [ * ] of each subsequent Calendar Quarter during the Term, Exelixis shall provide Sanofi-Aventis with: (A) an estimate of the Exelixis Development Expenses for such Calendar Quarter (and invoice for Exelixis FTE Costs); and (B) with the actual Exelixis Development Expenses for the preceding Calendar Quarter (and invoice for Out-of-Pocket Costs incurred by Exelixis during that Calendar Quarter, accompanied by reasonable supporting documentation, given that such invoicing will be on an accrual basis). Any overpayment or underpayment of the actual Exelixis FTE Costs against the prepayment made for the preceding Calendar Quarter will be netted by Exelixis against the current Calendar Quarter estimate therefor. Sanofi-Aventis shall pay Exelixis the amount in each such invoice within [ * ] after receipt thereof. Sanofi-Aventis shall have the right, at a reasonable time and upon reasonable prior notice [ * ], to audit Exelixis’ records as provided in Section 12.3(c) to confirm the accuracy of Exelixis’ costs and reports with respect to Exelixis Development Expenses under this Agreement.

(b) Accounting of Exelixis Development Expenses. Exelixis agrees to determine Exelixis Development Expenses using its standard accounting procedures, consistently applied, [ * ] as specifically provided in this Agreement. The Parties also recognize that such procedures may change from time to time. The Parties agree that, where such changes are economically material to either Party, and consistent with GAAP, adjustments shall be made to compensate the affected Party to preserve the same economics as reflected under this Agreement under Exelixis’ accounting procedures in effect as of the date on which the activity in question (e.g., Development) first commences under this Agreement. [ * ]. Transfers between a Party and its Affiliates (or between its Affiliates) shall not have effect for purposes of calculating revenues, costs, profits, royalties or other payments or expenses under this Agreement.

(c) [ * ].

(d) FTE Records and Calculations; Adjustments to Exelixis FTE Rate. Exelixis shall record and account for its FTE effort for the Development of Products to the extent that such FTE efforts are included in Exelixis Development Expenses, and shall report such FTE effort to the JDC on a quarterly basis. The Exelixis FTE Rate may be adjusted annually, with each annual adjustment effective as of January 1 of each calendar year, with the first such annual adjustment to be made as of January 1, 2010, in accordance with the percentage increase or decrease, if any, in the US CPI for the twelve (12) months ending June 30 of the calendar year prior to the calendar year for which the adjustment is being made.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.6 Technology and Regulatory Transfer of Licensed Compounds. Exelixis shall disclose or transfer to Sanofi-Aventis the Information and documents described in subsections 4.6(a) – (b) below:

(a) Within [ * ] after the Effective Date Exelixis shall disclose (and provide copies, as applicable) to Sanofi-Aventis any Information, including but not limited to any preclinical data, clinical data, assays, protocols, procedures and any other information in Exelixis’ possession or Control, not previously disclosed to Sanofi-Aventis, and [ * ] to continue or initiate pre-clinical or clinical Development, or in seeking Regulatory Approval of Products.

(b) Exelixis shall transfer, [ * ] to Sanofi-Aventis, [ * ] (except as described below) and upon [ * ] prior written notice to Exelixis: (i) [ * ]; (ii) any agreements [ * ] all or some of the agreements [ * ], and Exelixis shall not be required to transfer, [ * ] the items described in [ * ] that are [ * ] for Exelixis to conduct such Exelixis Clinical Trials until such delegation of authority ceases.

5.	REGULATORY

5.1 Regulatory Responsibility.

(a) Subject to Section 5.1(b) and Section 6.3, Sanofi-Aventis shall, during the Term, have [ * ] control and responsibility for the preparation, drafting, submission and filing, in its own name and at its own cost, of all DAAs, documents, dossiers, etc., for Regulatory Approvals for the Products in the jurisdictions where Sanofi-Aventis determines[ * ] it is commercially reasonable to do so. Subject to Section 5.1(b), Sanofi-Aventis shall have [ * ] responsibility for interacting with any Regulatory Authority regarding any issues, DAAs or any Regulatory Approval, and Exelixis shall provide its reasonable assistance to Sanofi-Aventis (at Sanofi-Aventis’ expense), whenever Sanofi-Aventis seeks such assistance, to answer questions on the Products from any Regulatory Authority. Additionally, in the event Sanofi-Aventis must communicate with or respond to a Regulatory Authority within a very limited amount of time and needs the assistance of Exelixis for such interaction with the Regulatory Authority, Exelixis will use its Diligent Efforts to assist Sanofi-Aventis within the required time frame (at Sanofi-Aventis’ expense). Furthermore, subject to Section 5.1(b) and to applicable laws and regulations, Sanofi-Aventis shall own all Regulatory Approvals, submissions and dossiers that it files as well as the Regulatory Approvals that are granted during the Term, including supporting documentation and information.

(b) Pending the transfer of an IND held by Exelixis with respect to a Product pursuant to Section 4.6(b), Exelixis shall remain the primary contact of Regulatory Authorities for regulatory activities regarding such Product, on behalf of Sanofi-Aventis. However, Sanofi-Aventis shall have the right to review and approve in advance any communication with any

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Regulatory Authority regarding such Product. Upon the transfer of an IND with respect to a Product pursuant to Section 4.6(b), Exelixis shall notify the applicable Regulatory Authorities in writing that it is transferring such INDs for the applicable Product to Sanofi-Aventis, and Sanofi-Aventis would notify the applicable Regulatory Authorities in writing that it is accepting such INDs and all responsibilities associated therewith (including without limitation, the responsibility for reporting adverse events), other than any ongoing activities of Exelixis relating to ongoing Exelixis Clinical Trials (if applicable).

5.2 Other Regulatory Matters.

(a) Pharmacovigilance. Sanofi-Aventis shall be responsible for the management of all pharmacovigilance and all reports required by the Regulatory Authorities in order to obtain and maintain any Regulatory Approvals granted for the Products in the Territory, including, without limitation, adverse drug experience reports. The Parties agree to negotiate and execute a definitive safety data exchange agreement (the “SDEA”) within [ * ] of the Effective Date of this Agreement, or within another time period as mutually agreed by the Parties, which will describe the responsibilities and procedures to be followed by the Parties with regard to all regulatory reporting for the Products under this Agreement.

(b) Pricing and Reimbursement Approvals. Sanofi-Aventis and its Affiliates shall have sole responsibility in the conduct of all pricing and reimbursement approval proceedings relating to each Product.

(c) Rights of Reference. Sanofi-Aventis shall have the right to cross reference, file or incorporate by reference any regulatory filing or drug master file (as defined in the Code of Federal Regulations) (and any data contained therein) for any Product (including all Approvals) in order to support regulatory filings that Sanofi-Aventis is permitted to make under this Agreement for any such Product and to enable Sanofi-Aventis to fulfill its obligations under this Agreement to Develop, Manufacture (anywhere in the world), or Commercialize any such Product.

5.3 Recalls. Any decision to initiate a recall or withdrawal of a Product shall be made by Sanofi-Aventis. In the event of any recall or withdrawal, Sanofi-Aventis shall take any and all necessary action to implement such recall or withdrawal in accordance with applicable law, with assistance from Exelixis as reasonably requested by Sanofi-Aventis. The costs of any such recall or withdrawal shall be borne solely by Sanofi-Aventis [ * ].

6.	COMMERCIALIZATION; SANOFI-AVENTIS RESPONSIBILITIES

6.1 Scope. Sanofi-Aventis shall have sole control and responsibility for, and bear all costs and expenses associated with, the Commercialization of all Licensed Compounds and/or Products. In connection with the foregoing, Sanofi-Aventis shall be solely responsible for defining the marketing strategy and promotional policy for the Products and, subject to Section 6.2, for creating all packaging and promotional materials for the Products. Subject to Section 6.2, Sanofi-Aventis shall own all right, title and interest in and to any and all such promotional materials, including all applicable copyrights, trademarks, program names and domain names relating to the Products.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2 Packaging and Marketing Materials.

(a) During the Term, Sanofi-Aventis shall ensure that the packaging artwork and label and the marketing materials, used for Commercializing each Product in the U.S., Japan, and the Major European Countries, clearly identify Exelixis as the licensor of the Product, provided however that any such references comply with applicable laws and market practice in such countries. For the purpose of the foregoing, Exelixis grants Sanofi-Aventis the right to use certain of Exelixis corporate trademarks in accordance with the Trademark License Agreement attached as Exhibit 6.2.

(b) Sanofi-Aventis shall provide to Exelixis, the mock-ups for any packaging artwork and labels or marketing material it wishes to use for the Commercialization of a Product.

(c) In the event Exelixis shall desire to make any change to any printing, packaging or labeling proposed or used for a Product to reflect any changes to its trademark, tradename, logo or other features thereof (other than a change to correct an error or omission in such trademark, tradename, logo or other features), Exelixis shall be responsible for, and shall reimburse Sanofi-Aventis for, all costs associated with such changes, if any, including the costs of any inventory of the Product or labeling, printing or packaging materials rendered obsolete or rejected as a result of such change, including the cost of destruction of any of the foregoing.

6.3 Diligence. During the Term, Sanofi-Aventis shall use Diligent Efforts to Develop and obtain Regulatory Approvals for [ * ] Products and Commercialize the approved Products in the approved Indications in the Major Territories; provided that Sanofi-Aventis may satisfy such obligation by sublicensing the Development and Commercialization of a Product to a Third Party pursuant to the terms of this Agreement. Exelixis may notify Sanofi-Aventis in writing if Exelixis in good faith believes that Sanofi-Aventis is not meeting its diligence obligations set forth in this Section 6.3, and the Parties shall meet and discuss the matter in good faith. Exelixis may further request review of Sanofi-Aventis’ records generated and maintained as required under Sections 6.4 and 12.3(c) below, to the extent those records relate to Development, Manufacture and Commercialization of a Product.

6.4 Reports. During the Term, Sanofi-Aventis shall submit to Exelixis every [ * ] a written progress report summarizing the Commercialization of Products performed by Sanofi-Aventis substantially in the form of Exhibit 6.4. If reasonably necessary or useful for Exelixis to exercise its rights under this Agreement, Exelixis may request that Sanofi-Aventis provide more detailed information and data regarding such reports by Sanofi-Aventis, and Sanofi-Aventis shall promptly provide Exelixis with information and data as is reasonably related to such request, at Exelixis’ expense. All such reports shall be considered Confidential Information of Sanofi-Aventis.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.	MANUFACTURING AND SUPPLY

7.1 Manufacturing Generally.

(a) Subject to Sections 7.1(b) and 7.2 and in accordance with Section 7.4, it is the Parties’ intention to transfer responsibility for the Manufacture of the Licensed Compounds and the Products to Sanofi-Aventis within the shortest delay possible following the Effective Date and Exelixis agrees to cooperate with Sanofi-Aventis toward that goal.

(b) Notwithstanding the foregoing, Exelixis agrees that it shall retain responsibility for the Manufacture and supply of all of the Clinical Supply Requirements necessary for the Development of the Products in accordance with Section 7.2, until and pending the actual transfer of the Manufacturing responsibility to Sanofi-Aventis in accordance with Section 7.4.

7.2 Manufacture of Clinical Supply Requirements by Exelixis. Pending the transfer to Sanofi-Aventis of the Manufacturing responsibility, Exelixis shall Manufacture and supply, or arrange with a Third Party for the Manufacture and supply of any Clinical Supply Requirements for the Development of the Products until completion of the Manufacturing Technology transfer in accordance with Section 7.4, and the Parties shall use Diligent Efforts to complete such transfer before [ * ]. Any Exelixis Clinical Supply Costs incurred in connection with the foregoing shall be borne solely by Sanofi-Aventis, including expenses for Exelixis’ transfer to Sanofi-Aventis of any Clinical Supply Requirements that may exist as of the Execution Date and through the Effective Date, and that will be invoiced at cost to Sanofi-Aventis [ * ]. Promptly after the Effective Date, the Parties shall enter into a letter agreement, substantially in the form of the letter described in Exhibit 7.2, containing the terms and conditions for the quality responsibilities associated with Exelixis’ provision of Clinical Supply Requirements for the Development of the Product.

7.3 Manufacture of Commercial Quantities. Sanofi-Aventis shall Manufacture, or arrange with Third Parties for the Manufacture of any Product (in bulk and finished form) for Commercialization, and Sanofi-Aventis shall bear the costs of such Manufacture. Sanofi-Aventis shall, at all times, have sole control and responsibility for the manufacturing process development with respect to the Products for Commercialization and expenses associated therewith.

7.4 Transfer of Manufacturing Technology.

(a) [ * ] after the Effective Date, Exelixis shall disclose (and provide copies, as applicable) to either Sanofi-Aventis or a Third Party manufacturer designated by Sanofi-Aventis [ * ] that is Controlled by Exelixis, required for the Manufacture of the Licensed Compounds and Products and is [ * ] to enable Sanofi-Aventis or such Third Party manufacturer (as appropriate) to Manufacture such Products. Such Information shall include, without limitation, the Information and documents set forth in Exhibit 7.4 hereof (the “Manufacturing Technology”). The steps, planning and obligations of the Parties regarding the transfer of the Manufacturing Technology for each Product (for both the active pharmaceutical ingredient and the drug product) will be set forth in a “Technology Transfer Master Plan API” and a “Technology Transfer Master Plan Drug Product” respectively, to be executed between the Parties [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Exelixis will [ * ] use Diligent Efforts to provide Sanofi-Aventis, upon request, with any additional information or on-site support as may be required by Sanofi-Aventis and its Affiliates in connection with the transfer of the Manufacturing Technology. Sanofi-Aventis shall reimburse Exelixis for any on-site support rendered at the Exelixis FTE Rate of per FTE-day, provided further Exelixis shall in no event be obliged to provide more than [ * ] FTE-day in total, unless the Parties otherwise agree in writing.

(c) At any time during the transfer of the Manufacturing Technology, Sanofi-Aventis may require to perform a technical audit of Exelixis’ or any Third Party’s facilities where the Products and their respective active pharmaceutical ingredient are Manufactured. During such audit, Sanofi Aventis shall have the right to review the batch records and any other relevant documentation related to the Manufacture of the Product, and Exelixis shall use its Diligent Efforts to facilitate such review. Should Exelixis’ agreement with the applicable Third Party vendor not permit or contemplate the possibility of such an audit, [ * ].

(d) For the purpose of this Section 7.4, the actual transfer to Sanofi-Aventis of the Manufacturing Technology with respect to a particular Product shall be deemed completed when [ * ].

(e) Sanofi-Aventis and/or its Third Party manufacturer shall use [ * ] transferred pursuant to Section 7.4(a) solely for the purpose of Manufacturing any Products for use by Exelixis or Sanofi-Aventis under this Agreement, and for no other purpose.

(f) Sanofi-Aventis acknowledges and agrees that Exelixis may condition its agreement to the transfer of any Manufacturing Technology to a Third Party manufacturer on the execution of a confidentiality agreement between such Third Party manufacturer and Exelixis that contains terms substantially equivalent to those of Article 10 of this Agreement.

8.	COMPENSATION

8.1 Upfront Fee. Sanofi-Aventis shall pay Exelixis an upfront fee of One Hundred Twenty Million Dollars ($120,000,000) within [ * ] after the Effective Date. The upfront fee payment made by Sanofi-Aventis to Exelixis pursuant to this Section 8.1 shall be noncreditable and nonrefundable.

8.2 Milestone Payments. All milestone payments made by Sanofi-Aventis to Exelixis hereunder shall be noncreditable and nonrefundable.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a) Development and Regulatory Milestones. Sanofi-Aventis shall make the milestone payments set forth below to Exelixis within [ * ] after the achievement of each of the following events by Sanofi-Aventis or any of its Affiliates or sublicensees:

Event	Milestone Payment
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i) Milestone Payment Restrictions.

(1) Each of the milestone payments set forth in Section 8.2(a) shall be triggered only once by the achievement of such milestone, [ * ], the total and maximum milestone amount payable to Exelixis under Section 8.2 (a) shall be [ * ].

(2) For the avoidance of doubt, it is understood that if, for any reason whatsoever, the Development of a Product is discontinued in any Indication prior to such Product achieving Regulatory Approval, the selection of a Backup of such Product or a different Product for Development in that same Indication will not trigger the payment of the milestone already paid for that Indication with respect to the terminated Product. By way of example, if [ * ] with respect to a Product in a first Indication (triggering payment of [ * ], and Development of such Product is thereafter discontinued, the [ * ] with respect to a Backup of such discontinued Product or a different Product in that same Indication will not trigger payment of any additional milestone for such event.

(3) An Indication that is relevant for the achievement of a given clinical trial or approval event in Section 8.2(a) does not have to be the same Indication that is relevant for the achievement of a different clinical trial or approval event in Section 8.2(a). For example, [ * ].

(b) Commercial Milestones. Sanofi-Aventis shall make the milestone payments set forth below to Exelixis after the achievement of each of the following events by Sanofi-Aventis or any of its Affiliates or sublicensees. Each milestone payment shall be made by Sanofi-Aventis within [ * ] after the end of the calendar year in which such milestone event is met. For clarity, if two (2) or more such events are met in a given calendar year, then the corresponding two (2) or more payments shall be due for such calendar year (and not spread out over subsequent years).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i) [ * ] upon the first time the annual, worldwide, aggregate, Net Sales of the Products reach or exceed [ * ];

(ii) [ * ] upon the first time the annual, worldwide, aggregate, Net Sales of the Products reach or exceed [ * ]; and

(iii) [ * ] upon the first time the annual, worldwide, aggregate, Net Sales of the Products reach or exceed [ * ].

8.3 Royalty Payments.

(a) Royalty Rates. Sanofi-Aventis shall pay Exelixis royalties, on a country-by-country basis, on Net Sales of each Product at the royalty rates stated below.

(i) [ * ] of the annual, worldwide, aggregate Net Sales less than [ * ] by Sanofi-Aventis (or its Affiliate or sublicensee) of such Product;

(ii) [ * ] of the annual, worldwide, aggregate Net Sales greater than or equal to [ * ] by Sanofi-Aventis (or its Affiliate or sublicensee) of such Product.

(iii) By way of example, if, during any calendar year, the amount of Net Sales of a Product is [ * ], Exelixis will receive [ * ].

(b) Royalty Adjustments.

(i) Third Party Royalty Offset. Subject to Section 8.3(b)(iv), Sanofi-Aventis may deduct from the royalties it would otherwise owe in a particular country for a particular Product pursuant to Section 8.3(a), an amount equal to [ * ] of royalties paid by Sanofi-Aventis to Third Parties with respect to licenses to [ * ].

(ii) Know-How Royalties. Subject to Section 8.3(b)(iv), Sanofi-Aventis’ royalty obligations under Section 8.3(a) above with respect to a particular Product in a particular country shall be reduced by [ * ], after expiration in such country of the [ * ].

(iii) [ * ]. Subject to Section 8.3(b)(iv), Sanofi-Aventis’ royalty obligations under Section 8.3(a) above with respect to a particular Product in a particular country shall be reduced by [ * ] in the event the Product [ * ].

(iv) Minimum Royalty Rate. During the Royalty Term, the operation of [ * ] Section 8.3(b) singularly or in combination, shall not reduce the royalties due to Exelixis for any Product below [ * ] of what would otherwise have been due under Section 8.3(a). [ * ].

(v) [ * ]. During the applicable Royalty Term, for a particular Product and in a particular country, if [ * ], and [ * ], then [ * ] for as long as [ * ] or [ * ]. During the applicable Royalty Term, for a particular Product and in a particular country, if [ * ], and [ * ], then [ * ] for as long as [ * ] or [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.4 Quarterly Payments. All royalties due under Section 8.3 shall be paid quarterly, on a country-by-country basis, within [ * ] of the end of the relevant Calendar Quarter for which royalties are due.

8.5 Term of Royalties. Exelixis’ right to receive royalties for a particular Product under Section 8.3 shall expire on a country-by-country basis upon the later of: (a) [ * ]; or (b) [ * ] (the “Royalty Term”).

8.6 Royalty Payment Reports. Each royalty payment shall be accompanied by a statement stating the number, description, and aggregate Net Sales, by country, of each Product sold during the relevant calendar quarter.

8.7 Payment Method. All payments due under this Agreement to Exelixis shall be made by bank wire transfer in immediately available funds to an account designated by Exelixis. All payments hereunder shall be made in Dollars. For milestone payments due under Section 8.2(a), Sanofi-Aventis shall notify Exelixis in writing within [ * ] of the achievement of each event that triggers a milestone payment, and, within [ * ] of receipt of such notice, Exelixis shall provide Sanofi-Aventis with an invoice for each such milestone payment.

8.8 Taxes. Exelixis shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, Sanofi-Aventis shall: (a) deduct those taxes from the remittable payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to Exelixis within [ * ] following that tax payment.

8.9 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country shall be paid to Exelixis in the country in local currency by deposit in a local bank designated by Exelixis, unless the Parties otherwise agree.

8.10 Sublicenses. In the event Sanofi-Aventis grants licenses or sublicenses to others to sell Products which are subject to royalties under Section 8.3, such licenses or sublicenses shall include an obligation for the licensee or sublicensee to account for and report its sales of Products on the same basis as if such sales were Net Sales by Sanofi-Aventis, and Sanofi-Aventis shall pay, or shall ensure that sublicensee shall pay, to Exelixis, with respect to such sales, royalties as if such sales of the licensee or sublicensee were Net Sales of Sanofi-Aventis.

8.11 Foreign Exchange. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with Sanofi-Aventis’ normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.12 Records; Inspection. Sanofi-Aventis shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least [ * ] following the end of the calendar quarter to which they pertain. Such records shall be open for inspection during such [ * ] period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than [ * ], at reasonable time and on reasonable notice. Any unpaid amounts (plus interest) that are discovered shall be paid promptly by Sanofi-Aventis. Inspections conducted under this Section 8.12 shall be at the expense of Exelixis, unless a variation or error producing an increase exceeding [ * ] of the royalty amount stated for any period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period shall be paid promptly by Sanofi-Aventis.

8.13 Interest. If Sanofi-Aventis fails to make any payment due to Exelixis under this Agreement, then interest shall accrue on a daily basis at the greater of a rate equal to [ * ] commercial lending rate of CitiBank, N.A. San Francisco, California, or at the maximum rate permitted by applicable law, whichever is the lower.

9.	INTELLECTUAL PROPERTY

9.1 Ownership.

(a) The inventorship of all Sole Inventions and Joint Inventions shall be determined under the patent laws of the United States. The Parties acknowledge and agree that this Agreement shall be deemed to be a Joint Research Agreement under 35 U.S.C. 103(c).

(b) Each Party shall own the entire right, title and interest in and to any and all of its Sole Invention Patents. Sanofi-Aventis and Exelixis shall be joint owners in and to any and all Joint Invention Patents. Subject to the terms and conditions of this Agreement, including without limitation, the exclusive license rights granted under the Joint Invention Patents to Sanofi-Aventis in Section 2.1(a), Sanofi-Aventis and Exelixis as joint owners each shall have the right to [ * ].

(c) All employees, agents and contractors of each Party shall be under written obligation to assign any inventions and related intellectual property to the Party for whom they are employed or are providing services.

9.2 Disclosure. Each Party shall disclose in writing to the JEC any Sole Invention or Joint Invention arising hereunder which it believes may be patentable, within [ * ] following the day such Invention was made or at such earlier time as may be necessary to preserve patentability of such Invention. Each Party shall provide to the other Party such assistance and execute such documents as are reasonably necessary to permit the filing and prosecution of any Patent to be filed on such Sole Invention or Joint Invention, or the issuance, maintenance or extension thereof.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.3 Patent Prosecution and Maintenance; Abandonment.

(a) Filing, Prosecution and Maintenance of Exelixis Prosecuted Patents.

(i) Exelixis’ Right to File, Prosecute and Maintain [ * ]. Subject to the rest of this Section 9.3(a), Exelixis shall be responsible for the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all [ * ] (the “Exelixis Prosecuted Patents”), provided that such responsibilities shall be carried out by [ * ], or by [ * ]. Exelixis, [ * ] shall provide Sanofi-Aventis with an update of the filing, prosecution and maintenance status for each of the Exelixis Prosecuted Patents on a periodic basis, and in any event not less than [ * ], and shall use commercially reasonable efforts to consult with and cooperate with Sanofi-Aventis with respect to the filing, prosecution and maintenance of the Exelixis Prosecuted Patents, including providing Sanofi-Aventis with drafts of proposed filings to allow Sanofi-Aventis a reasonable opportunity for review and comment before such filings are due. Exelixis, [ * ] shall provide to Sanofi-Aventis copies of any papers relating to the filing, prosecution and maintenance of the Exelixis Prosecuted Patents promptly upon their being filed and received.

(ii) Abandonment. In no event shall Exelixis knowingly permit any of the Exelixis Prosecuted Patents to be abandoned in any country, or elect not to file a new patent application claiming priority to a patent application within the Exelixis Prosecuted Patents either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without Sanofi-Aventis’ written consent (such consent to not be unreasonably withheld, delayed or conditioned) or Sanofi-Aventis otherwise first being given an opportunity to assume full responsibility ([ * ] at Sanofi-Aventis’ expense) for the continued prosecution and maintenance of such Exelixis Prosecuted Patents or the filing of such new patent application. In the event that Exelixis decides either: (A) not to continue the prosecution or maintenance of a Patent within the Exelixis Prosecuted Patents in any country; or (B) not to file such new patent application, Exelixis shall provide Sanofi-Aventis with written notice of this decision at least [ * ] prior to any pending lapse or abandonment thereof. In the event that Sanofi-Aventis decides to assume responsibility for such filing, prosecution and maintenance, Sanofi-Aventis shall so notify Exelixis in writing and Exelixis shall (i) [ * ], and (ii) cooperate as reasonably requested by Sanofi-Aventis to facilitate such [ * ] transfer of filing, prosecution and maintenance responsibility to Sanofi-Aventis. [ * ]. In the case where Sanofi-Aventis takes over the filing, prosecution or maintenance of any Patent as set forth above, Exelixis shall not be liable to Sanofi-Aventis in any way with respect to the results obtained from, the filing, prosecution, issuance, extension or maintenance of any such Patent or any failure by Sanofi-Aventis to so file, prosecute, extend or maintain, provided however that Exelixis shall, at the expense of Sanofi-Aventis, provide such assistance and execute such documents as are reasonably necessary to continue or permit the filing, prosecution or maintenance of such Patent or the issuance, maintenance or extension of any resulting Patent or permit enforcement of Patents.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Filing, Prosecution and Maintenance of [ * ]. Sanofi-Aventis shall be responsible for the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all [ * ] (the “Sanofi-Aventis Prosecuted Patents”).

(c) Patent Term Extension. Exelixis and Sanofi-Aventis shall each cooperate with each another and shall use commercially reasonable efforts in obtaining patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering the Products. Exelixis [ * ] apply for patent term extensions or supplemental protection certificates or their equivalents in any country under the [ * ] during the Term. [ * ], then, if reasonably requested [ * ], [ * ]. If elections with respect to obtaining such patent term extensions or supplemental protection certificates or their equivalents in any country are to be made, [ * ] shall have the right to make the election to seek patent term extension or supplemental protection or their equivalents in any country, provided that such election shall be made so as to [ * ].

(d) Patent Expenses.

(i) [ * ] costs and expenses (including fees for any outside counsel, and inside counsel fees) associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of [ * ].

(ii) [ * ] costs and expenses (including fees for any outside counsel, and inside counsel fees) associated with the filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of [ * ].

(e) Patent Report. Each Party shall provide to the other Party, on a [ * ] basis, a patent report that includes the serial number, docket number and status of each Patent for which, pursuant to this Section 9.3, such Party has the right to direct the filing, prosecution and maintenance and which covers a Sole Invention or Joint Invention.

9.4 Enforcement of Patent Rights. If either Party becomes aware of a suspected infringement of any Exelixis Patents, Joint Invention Patents or Sole Invention Patents through the development, manufacture or sale of a Product by a Third Party, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. [ * ] shall have the first right, but shall not be obligated, to bring an infringement action against such Third Party at its own expense and by counsel of its own choice, and [ * ] shall have the right to participate in such action, at its own expense and by counsel of its own choice. If [ * ] fails to bring such an action or proceeding prior to the earlier of: (a) [ * ] following [ * ] receipt of notice of alleged infringement; or (b) [ * ] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, [ * ] shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and [ * ] shall have the right to be represented in any such action, at its own expense and by counsel of its own choice. If a Party brings an infringement action pursuant to this Section 9.4, the other Party will reasonably assist the enforcing Party (at the enforcing Party’s expense) in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if required by law in order for

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the enforcing Party to bring such action. Neither Party shall have the right to settle any patent infringement litigation under this Section 9.4 in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed. Except as otherwise agreed to by the Parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Sanofi-Aventis and Exelixis, shall be [ * ], except that [ * ].

(a) Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all international equivalents), Sanofi-Aventis shall use commercially reasonable efforts consistent with its obligations under applicable law (including any applicable consent order) to seek maintain and enforce all such data exclusivity periods available for the Products. With respect to filings in the FDA Orange Book (and foreign equivalents) for issued patents for a Product, upon request by Sanofi-Aventis (and at Sanofi-Aventis’ expense), Exelixis shall provide reasonable cooperation to Sanofi-Aventis in filing and maintaining such Orange Book (and foreign equivalent) listings.

(b) No Action in Violation of Law. Neither Party shall be required to take any action pursuant to this Section 9.4 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any court or government order or decree applicable to such Party.

(c) Notification of Patent Certification. Exelixis shall notify and provide Sanofi-Aventis with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of an Exelixis Patent licensed hereunder pursuant to a Paragraph IV Patent Certification by a third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to Sanofi-Aventis by Exelixis as soon as practicable and at least within [ * ] after Exelixis receives such certification, and shall be sent by facsimile and overnight courier to the address set forth below in Section 14.7

9.5 Defense of Third Party Claims. If a claim is brought by a Third Party that [ * ], each Party shall give prompt written notice to the other Party of such claim, and following such notification, the Parties shall confer on how to respond.

9.6 Copyright Registrations. Copyrights and copyright registrations on copyrightable subject matter shall be filed, prosecuted, defended, and maintained, and the Parties shall have the right to pursue infringers of any copyrights owned or Controlled by it, in substantially the same manner as the Parties have allocated such responsibilities, and the expenses therefor, for patent rights under this Article 9.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.	CONFIDENTIALITY

10.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement, including disclosure by either Party to the other of any results and data resulting from its activities hereunder shall be “Confidential Information” for all purposes hereunder. The Parties agree that during the Term and for a period of [ * ] thereafter, a Party receiving Confidential Information of the other Party shall: (a) use Diligent Efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value) and not to disclose such Confidential Information to any Third Party without prior written consent of the other Party (such consent to not be unreasonably withheld, delayed or conditioned), except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder; and (b) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement or in connection with exercising such Party’s rights and/or fulfilling its obligations under this Agreement (it being understood that this Section 10.1 shall not create or imply any rights or licenses not expressly granted under Article 2 or Section 11.5 hereof).

10.2 Exceptions. The obligations in Section 10.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a) Subject to the last sentence in Section 10.1, is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

(b) Was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c) Is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

(d) Is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, and is not directly or indirectly supplied by the receiving Party in violation of this Agreement; or

(e) Has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of the disclosing Party’s Confidential Information.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.3 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances; provided that notice of any such disclosure shall be provided as soon as practicable to the other Party:

(a) Filing or prosecuting Patents relating to Sole Inventions, Joint Inventions or Products, in each case pursuant to activities under this Agreement, provided that the non-filing Party is given a reasonable opportunity to review the extent and necessity for its Confidential Information to be included prior to submission of any patent application;

(b) Regulatory filings;

(c) Prosecuting or defending litigation;

(d) Complying with applicable governmental laws and regulations; and

(e) Disclosure, in connection with the performance of this Agreement, to Affiliates, potential collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors), research collaborators, potential investment bankers, investors, lenders, and investors, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by 10.3(e) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission in connection with any public offering of such Party’s securities. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information.

In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

10.4 Termination of Prior Agreements. This Agreement supersedes the Confidential Disclosure Agreement between Exelixis and Sanofi-Aventis effective October 6, 2008, as amended, (such confidential disclosure agreement, as amended, the “Prior CDA”). All Information and materials exchanged between the Parties or their Affiliates under the Prior CDA shall be deemed Confidential Information and shall be subject to the terms of this Article 10.

10.5 Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press releases attached as Exhibit 10.5. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law, including disclosures required by the U.S. Securities and Exchange Commission or made pursuant to the requirements of the national securities exchange or other stock market on which such Party’s securities are traded, as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.6 Publications. Neither Party shall publish or present any proposed disclosure which relates to any Inventions, or which otherwise may contain Confidential Information of the other Party, without the opportunity for prior review by the other Party. Subject to Section 10.3, each Party agrees to provide the other Party the opportunity to review any proposed disclosure which would or may constitute an oral, written or electronic public disclosure if made (including the full content of proposed abstracts, manuscripts or presentations) which relate to any Licensed Compound (including a presentation or publication about the outcome of any Exelixis Clinical Trial), or which otherwise may contain Confidential Information, at least [ * ] prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JEC shall review such requests and recommend subsequent action. Neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 10.1. Nothing contained in this Section 10.6 shall prohibit the inclusion of Confidential Information of the non-filing Party necessary for a patent application, provided the non-filing Party is given a reasonable opportunity to review the extent and necessity for its Confidential Information to be included prior to submission of such patent application. Any disputes between the Parties regarding delaying a publication or presentation to permit the filing of a patent application shall be referred to the JEC.

11.	TERM AND TERMINATION

11.1 Term. This Agreement shall become effective on the Effective Date and shall remain in effect until the expiration of the last payment obligation with respect to any Product, as provided in Article 8 (the “Term”), unless earlier terminated in accordance with Sections 11.2, 11.3 or 11.4, or by mutual written agreement. Upon expiration of the Term of this Agreement (but not a termination pursuant to Sections 11.2 – 11.4), [ * ].

11.2 Termination by Sanofi-Aventis. Beginning [ * ], Sanofi-Aventis shall have the right to terminate this Agreement without cause, in whole or in part, for one or more Licensed Compound(s) (each a “Terminated Compound”), upon [ * ] prior written notice, at the end of which the termination shall be effective. Upon such termination, the terms and provisions set forth in Section 11.5(d) shall apply to any Product pertaining to the Terminated Compound(s).

11.3 Termination by Exelixis. Exelixis may terminate this Agreement in its entirety upon [ * ] advance written notice if Sanofi-Aventis or its Affiliates or sublicensees (directly or indirectly, individually or in association with any other person or entity) challenge the validity, enforceability or scope of any Exelixis Patents anywhere in the world. For clarity, any dispute as to whether a given Patent is within the scope of Exelixis Patents, such matter shall be subject to dispute resolution as set forth in Section 14.3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.4 Termination for Material Breach. This Agreement may be terminated by written notice by either Party at any time during the Term of this Agreement for the uncured material breach by the other Party of such other Party” representations, warranties, covenants or obligations under this Agreement. The breaching Party shall be given [ * ] from the date of the notice by the non-breaching Party to cure its material breach, and if it does not do so, this Agreement shall be terminated at the end of the [ * ] cure period; provided, however, if the cause of the material breach is non-payment of the amounts due under this Agreement, then the cure period for such non-payment shall be [ * ] from the date of notice of material breach by the non-breaching Party, unless there exists a bona fide dispute as to whether such payment is due to the non-breaching Party, in which case, the [ * ] cure period shall be extended pending resolution of such dispute pursuant to Section 14.1.

11.5 Effect of Termination; Survival.

(a) In the event of termination of this Agreement for any reason, the following provisions of this Agreement shall survive: [ * ].

(b) In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(c) In addition, in the event of Sanofi-Aventis’ termination of this Agreement pursuant to Section 11.4, all licenses granted under this Agreement shall [ * ].

(d) In the event of Sanofi-Aventis’ termination of this Agreement or a Product pursuant to Section 11.2, or Exelixis’ termination of this Agreement pursuant to Section 11.3 or 11.4:

(i) Sanofi-Aventis hereby grants Exelixis a worldwide, exclusive license (with the right to sublicense) under the Sanofi-Aventis Know-How, Sanofi-Aventis Patents, and Sanofi-Aventis’ interest in the Joint Invention Patents to research (including performing derivatizing or discovery activities), develop, have developed, make, have made, use, import, sell, offer to sell and have sold any Licensed Compounds or products comprising or incorporating one or more Licensed Compounds (collectively, the “Reverted Products”), effective upon the termination of this Agreement by Sanofi-Aventis pursuant to Section 11.2 or by Exelixis pursuant to Sections 11.3 or 11.4.

(ii) The license granted under Section 11.5(d)(i) above shall be:

(1) royalty-free and fully paid with respect to all Reverted Products for which [ * ]; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(2) with respect to any Reverted Product for which [ * ], subject to Exelixis’ payment obligation to Sanofi-Aventis of a royalty that is [ * ] of the net sales of such Reverted Product for a period of [ * ] after the Launch of such Reverted Product, with such net sales calculated in the same manner as the Net Sales are calculated for the purpose of determining Sanofi-Aventis’ royalty obligations to Exelixis; provided, however that, after expiration of the aforementioned [ * ], and for [ * ], Exelixis shall pay to Sanofi-Aventis a royalty of [ * ] of the Net Sales of such Reverted Product(s).

(iii) Sanofi-Aventis shall transfer via assignment, license or sublicense to Exelixis: (1) all Sanofi-Aventis Know-How [ * ] for the research, development, manufacture and commercialization of any Reverted Product; (2) all regulatory filings (including any Regulatory Approvals, drug dossiers, and drug master files) in Sanofi-Aventis’ name; (3) agreements with Third Parties; (4) trademark rights Controlled by Sanofi-Aventis; and (5) supplies of Product (including any intermediates, retained samples and reference standards), that in each case ((1) through (5)) are existing and in Sanofi-Aventis’ Control and that relate to such Reverted Products. Any such transfer(s) shall be at the sole expense of Exelixis. Sanofi-Aventis shall use commercially reasonable efforts to maintain ([ * ]) and not to breach any agreements with Third Parties that provide a grant from such Third Party to Sanofi-Aventis of rights that are Controlled by Sanofi-Aventis and that are licensed to Exelixis pursuant to Section 11.5(d)(i).

(iv) At Exelixis’ written request, Sanofi-Aventis shall supply, or cause to be supplied, to Exelixis sufficient quantities of Product to satisfy Exelixis’ requirements for Product for a period of up to [ * ] following the effective date of termination, as Exelixis may require until Exelixis can itself assume or transition to a Third Party such manufacturing responsibilities; provided, however that Exelixis shall use Diligent Efforts to affect such assumption (or transition) as promptly as practicable. Such supply shall be at a price equal to [ * ]. Any such supply will be made pursuant to a supply agreement between the Parties with typical provisions relating to quality, forecasting and ordering to forecast, force majeure and product liability and indemnity.

12.	REPRESENTATIONS AND WARRANTIES AND COVENANTS

12.1 Representations and Warranties of Each Party. Exelixis and Sanofi-Aventis each represents and warrants to the other as of the Execution Date that: (a) it has the authority and right to enter into and perform this Agreement; (b) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights; and (c) its execution, delivery and performance of this Agreement shall not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a Party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.2 Additional Representations and Warranties of Exelixis.

(a) Authority. Exelixis represents and warrants to Sanofi-Aventis that, as of the Execution Date and at the Effective Date, it: (i) has the ability to grant the licenses contained in or required by this Agreement; and (ii) is not currently subject to any agreement with any Third Party or to any outstanding order, judgment or decree of any court or administrative agency that restricts it in any way from granting to Sanofi-Aventis such licenses or the right to exercise its rights hereunder.

(b) Third Party Rights; Liens. Exelixis represents and warrants to Sanofi-Aventis that, as of the Execution Date and at the Effective Date:

(i) Exelixis is the sole and exclusive owner of or Controls the Exelixis Patents listed on Exhibits 1.25, 1.52 and 1.53 and the Exelixis Know-How, including the Manufacturing Technology, all of which are free and clear of any liens, charges and encumbrances, or other Third Party rights and, with respect to such Exelixis Patents and Know-How, Exelixis has the right to grant to Sanofi-Aventis those licenses granted in Section 2.1 of this Agreement;

(ii) Exelixis has not granted, and covenants that it shall not grant after the Execution Date and during the Term, any right, license or interest in or to, or an option to acquire any of the foregoing with respect to, the intellectual property rights licensed to Sanofi-Aventis hereunder (including but not limited to the Exelixis Patents and the Exelixis Know-How, including the Manufacturing Technology) that is in conflict with the licenses granted to Sanofi-Aventis under this Agreement; and it will not grant any lien, security interest or other encumbrance (excluding any licenses) with respect to any of the intellectual property rights licensed to Sanofi-Aventis hereunder that would prevent either Party from performing their respective obligations under this Agreement, or permit such a lien, security interest or other encumbrance (excluding any permitted licenses) to attach to the intellectual property rights licensed to Sanofi-Aventis hereunder;

(iii) Exhibit 1.25 sets forth a true, correct and complete list of Patents Controlled by Exelixis that cover the Licensed Compounds described in Section 1.78(a) and (b) and Section 1.79(a) and (b).

(c) Infringement or Misappropriation. Exelixis hereby represents and warrants to Sanofi-Aventis that, as of the Execution Date and at the Effective Date and to its Knowledge: (i) [ * ] or (ii) [ * ]; and (iii) [ * ]; and (iv) [ * ].

12.3 Covenants of Each Party.

(a) Compliance with Law. Each Party hereby covenants and agrees to comply with applicable law in performing its activities under the Agreement.

(b) Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such performance. In particular, if any Affiliate of a Party participates under this Agreement with respect to Licensed Compounds: (a) the restrictions of this Agreement which apply to the activities of a Party with respect to Licensed Compounds shall apply equally to the activities of such Affiliate; and (b) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Article 2 and Section 11.5) as if such intellectual property had been developed by the Party.

(c) Records. Each Party shall maintain complete and accurate records of all work conducted and all results, data and developments made pursuant to its activities hereunder. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance hereof in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall maintain such records for a period of [ * ] after such records are created; provided that the following records may be maintained for a longer period, in accordance with each Party’s internal policies on record retention: (a) scientific notebooks; and (b) any other records that the other Party reasonably requests be retained in order to ensure the preservation, prosecution, maintenance or enforcement of intellectual property rights. Either Party shall have the right to review and copy such records of the other Party at reasonable times to the extent necessary or useful for it to conduct its obligations or enforce its rights under this Agreement; provided, however, that no Party shall have the right to audit the other Party more than [ * ].

(d) Third Party Agreements. During the Term, each Party shall use Diligent Efforts to maintain and not to breach any agreements with Third Parties that provide a grant of rights from such Third Party to a Party that are Controlled by such Party and are licensed or become subject to a license from such Party to the other Party under Article 2 or Article 11. Each Party agrees to provide promptly the other Party with notice of any such alleged breach or obligation to renew. As of the Execution Date, each Party is in compliance in all material respects with any aforementioned agreements with Third Parties.

(e) HSR Act Filing; Effective Date. The Parties shall each, prior to or as promptly as practicable after the Execution Date of this Agreement, file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice and any relevant foreign governmental authority any notifications required to be filed under the HSR Act and any applicable foreign equivalent thereof with respect to the transactions contemplated hereby; provided that the Parties shall each file the notifications required to be filed under the HSR Act no later than [ * ] after the Execution Date of this Agreement. Each Party shall be responsible for its own costs in connection with such filing, except that [ * ]. The Parties shall use commercially reasonable efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act and any applicable foreign equivalent thereof to terminate or expire at the earliest possible date after the date of filing. Each Party shall use its commercially reasonable efforts to ensure that its representations and warranties set forth in this Agreement remain true and correct at and as of the Effective Date as if such representations and warranties were made at and as of the Effective Date. Notwithstanding anything in this Agreement to the contrary, this Agreement (other than Article 10 and this Section 12.3(e)) [ * ] under the HSR Act in the United States, the expiration or earlier termination of any applicable waiting period under the antitrust or competition laws of any other jurisdiction, and the approval or clearance of the transactions contemplated by this Agreement in any jurisdiction requiring advance approval or clearance (the “Effective Date”).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.4 Disclaimer. EXCEPT AS PROVIDED IN ARTICLE 12 ABOVE, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY RESEARCH RESULTS, LICENSED COMPOUNDS, DATA, OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY EXELIXIS HEREUNDER OR OTHERWISE MADE AVAILABLE TO THE OTHER PARTY PURSUANT TO THE TERMS OF THE AGREEMENT.

13.	INDEMNIFICATION AND LIMITATION OF LIABILITY

13.1 Indemnification by Sanofi-Aventis. Subject to Section 13.3, Sanofi-Aventis hereby agrees to indemnify, defend and hold harmless Exelixis and its directors, employees and agents from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and reasonable attorneys’ fees (collectively, “Losses”) to the extent such Losses result from the Manufacture, use, handling, storage, sale or other disposition of any Licensed Compound or Product by Sanofi-Aventis or its Affiliates, agents or sublicensees, except to the extent such Losses result from any: (a) breach by Exelixis of any of its representations and warranties or covenants under the Agreement; (b) breach of the Agreement or applicable law by Exelixis; or (c) negligence or willful misconduct by Exelixis, its Affiliates or (sub)licensees, or their respective directors, employees and agents in the performance of the Agreement.

13.2 Indemnification by Exelixis. Subject to Section 13.3, Exelixis hereby agrees to indemnify, defend and hold harmless Sanofi-Aventis and its directors, employees and agents from and against any and all Losses to the extent such Losses result from the Manufacture, use, handling, storage, sale or other disposition of any Licensed Compound, Product, or Reverted Product by Exelixis or its Affiliates, agents or sublicensees, except to the extent such Losses result from any: (a) breach by Sanofi-Aventis of any of its representations and warranties or covenants under the Agreement; (b) breach of the Agreement or applicable law by Sanofi-Aventis; or (c) negligence or willful misconduct by Sanofi-Aventis, its Affiliates or (sub)licensees, or their respective directors, employees and agents in the performance of the Agreement.

13.3 Conditions to Indemnification. As used herein, “Indemnitee” shall mean a Party entitled to indemnification under the terms of Section 13.1 or 13.2. A condition precedent to each Indemnitee’s right to seek indemnification under such Section 13.1 or 13.2 is that such Indemnitee shall:

(a) inform the indemnifying Party under such applicable Section of a Loss as soon as reasonably practicable after it receives notice of the Loss;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) if the indemnifying Party acknowledges that such Loss falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Loss (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (such consent to not be unreasonably withheld, delayed or conditioned) of any such Indemnitee as to any settlement which would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Agreement; and

(c) fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Loss.

Provided that an Indemnitee has complied with all of the conditions described in subsections (a) – (c), as applicable, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Loss. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Loss using attorneys of the Indemnitee’s choice and at the Indemnitee’s expense. In no event may an Indemnitee settle or compromise any Loss for which the Indemnitee intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party (such consent to not be unreasonably withheld, delayed or conditioned), or the indemnification provided under such Section 13.1 or 13.2 as to such Loss shall be null and void.

13.4 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES BY A PARTY FOR WHICH IT SEEKS REIMBURSEMENT OR INDEMNIFICATION PROTECTION FROM THE OTHER PARTY PURSUANT TO SECTIONS 13.1 AND 13.2, AND EXCEPT FOR BREACH OF ARTICLE 10 HEREOF, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THE AGREEMENT.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.	MISCELLANEOUS

14.1 Dispute Resolution.

(a) In the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of the Agreement, other than a dispute arising under Article 3 (which shall be handled in accordance with the terms and conditions thereof) or a dispute described in Section 14.3, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Executive Officer of Exelixis and the Executive Officer of Sanofi-Aventis. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within [ * ] after such notice, such Executive Officers of the Parties shall meet for attempted resolution by good faith negotiations. If such Executive Officers are unable to resolve such dispute within [ * ] of their first meeting for such negotiations, either Party may seek to have such dispute resolved by arbitration in accordance with Section 14.1(b) below.

(b) Except as otherwise expressly provided in this Agreement, any unresolved disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be submitted to the exclusive jurisdiction of the state and federal courts sitting in New York, New York.

14.2 Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with the Agreement or the performance, enforcement, breach or termination of the Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law rules.

14.3 Patents and Trademarks; Equitable Relief. Any dispute, controversy or claim arising out of, relating to or in connection with: (i) the scope, validity, enforceability or infringement of any Patent covering the manufacture, use or sale of any Licensed Compound or Product; or (ii) any trademark rights related to any Product, in each case shall be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

14.4 Entire Agreement; Amendments. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.5 Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by Exelixis to Sanofi-Aventis are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Exelixis agrees during the Term to create and maintain current

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against Exelixis (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, Exelixis (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 Trustee) shall, at the election of Exelixis made within sixty (60) days after the commencement of the case (or, if no such election is made, immediately upon the request of Sanofi-Aventis) either (i) perform all of the obligations provided in this Agreement to be performed by Exelixis including, where applicable, providing to Sanofi-Aventis portions of such intellectual property (including embodiments thereof) held by Exelixis and such successors and assigns or otherwise available to them or (ii) provide to Sanofi-Aventis all such intellectual property (including all embodiments thereof) held by Exelixis and such successors and assigns or otherwise available to them.

(b) If a Title 11 case is commenced by or against Exelixis and this Agreement is rejected as provided in Title 11 and Sanofi-Aventis elects to retain its rights hereunder as provided in Title 11, then Exelixis (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 Trustee) shall provide to Sanofi-Aventis all such intellectual property (including all embodiments thereof) held by Exelixis and such successors and assigns or otherwise available to them immediately upon Sanofi-Aventis’s written request therefor. Whenever Exelixis or any of its successors or assigns provides to Sanofi-Aventis any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 14.5, Sanofi-Aventis shall have the right to perform the obligations of Exelixis hereunder with respect to such intellectual property, but neither such provision nor such performance by Sanofi-Aventis shall release Exelixis from any such obligation or liability for failing to perform it.

(c) All rights, powers and remedies of Sanofi-Aventis provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including Title 11) in the event of the commencement of a Title 11 case by or against Exelixis. Sanofi-Aventis, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under Title 11) in such event. The Parties agree that they intend the foregoing Sanofi-Aventis rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of Exelixis or any Third Party with whom Exelixis contracts to perform an obligation of Exelixis under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 14.5 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.6 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

14.7 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Exelixis:	Exelixis, Inc.
170 Harbor Way
P.O. Box 511
South San Francisco, CA 94083
Attention: Executive Vice President and General Counsel

With a copy to:	Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Marya A. Postner, Esq.

For Sanofi-Aventis:	Sanofi-Aventis
174 Avenue de France
75013 Paris, France
Attn: General Counsel

Furthermore, a copy of any notices required or given under Section 9.4(c) of this Agreement shall also be addressed as set forth in Section 9.4(c).

14.8 Maintenance of Records Required by Law or Regulation. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon request.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.9 Assignment.

(a) Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other (such consent to not be unreasonably withheld, delayed or conditioned), except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Agreement by such Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.9(a) shall be null and void and of no legal effect.

(b) In the event that a Party is acquired by a Third Party (such Third Party, hereinafter referred to as an “Acquiror”), then the intellectual property of such Acquiror held or developed by such Acquiror (whether prior to or after such acquisition) shall be excluded from the intellectual property definitions under this Agreement, and such Acquiror (and Affiliates of such Acquiror which are not controlled by (as defined in Section 1.1) the acquired Party itself) shall be excluded from “Affiliate” solely for purposes of the applicable components of the intellectual property definitions herein, in all such cases if and only if: (a) the acquired Party remains a wholly-owned subsidiary of the Acquiror; (b) all intellectual property of the acquired Party and all research and development assets and operations of the acquired Party, in each case relating to Licensed Compounds, remain with the acquired Party and are not transferred to the Acquiror or another Affiliate of the Acquiror; (c) the scientific and development activities with respect to Licensed Compounds of the acquired Party and the Acquiror (if any) are maintained separate and distinct, and (d) there is no exchange of Confidential Information relating to Licensed Compounds between the acquired Party and the Acquiror. For clarity, in the event that a Party is acquired by an Acquiror and each of the criteria described in subsections (a) through (d) is not satisfied, then the intellectual property of such Acquiror shall be included within the intellectual property definitions herein. Any permitted assignment shall be binding on the successors of the assigning Party.

(c) Any permitted assignment shall be binding on the successors of the assigning Party.

14.10 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.11 Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.12 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.13 Construction of this Agreement. Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense. When used in this Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, any records required under this Agreement, any correspondence between the Parties, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

14.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

[Signature page follows.]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers. The date that this Agreement is signed shall not be construed to imply that the document was made effective on that date.

EXELIXIS, INC.

/s/ GEORGE SCANGOS
By:	George A. SCANGOS, PhD
Title: President and Chief Executive Officer

Date: May 27, 2009

SANOFI-AVENTIS

/s/ Jérôme CONTAMINE
By:	Jérôme CONTAMINE
Title: Executive Vice President, Chief Financial Officer

Date: May 27, 2009

/s/ Laurence DEBROUX
By:	Laurence DEBROUX
Title: Senior Vice President, Chief Strategic Officer

Date: May 27, 2009

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.25

Exelixis Patents

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.52

[ * ] Patents

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.53

[ * ] Patents

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 4.2(d)

Form of [ * ] Development Report

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 4.4

List of Initial Exelixis Clinical Trials

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 6.2

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (“Agreement”), effective as of _____________, (the “Effective Date”), is entered into by and between EXELIXIS, INC., a Delaware corporation, having its principal place of business at 170 Harbor Way, P.O. Box 511, South San Francisco, California (hereafter “Exelixis” or “Licensor”), and SANOFI-AVENTIS, a French company, having an address at 174, Avenue de France, 75013 Paris, France (hereafter “Sanofi-Aventis” or “Licensee”).

WHEREAS, Exelixis and Sanofi-Aventis entered into a License Agreement executed as of [date] (the “License Agreement”) for the purposes of licensing Exelixis’ products known as XL147 and XL765; and

WHEREAS Licensor currently owns certain corporate name and logo marks, and desires to license the use of said marks to Licensee pursuant to the restrictions set forth below; and

WHEREAS, Licensee desires authorization from Licensor to use the marks in the Territory pursuant to the restrictions set forth below;

NOW THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement. If a capitalized term is not defined in this Article 1 or in the text of this Agreement, and that capitalized term is defined within the License Agreement, the definition as set forth in the License Agreement shall apply.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Commercialization” shall mean to promote, market, distribute, sell (and offer for sale or contract to sell) or provide product support for a Product, including by way of example: (a) detailing and other promotional activities in support of a Product; (b) advertising and public relations in support of a Product, including market research, development and distribution of selling, advertising and promotional materials, field literature, direct-to-consumer advertising campaigns, media/journal advertising, and exhibiting at seminars and conventions; (c) developing reimbursement programs and information and data specifically intended for national accounts, managed care organizations, governmental agencies (e.g., federal state and local), and other group purchasing organizations, including pull-through activities; (d) co-promotion activities not included in the above; (e) conducting Medical Education Activities and journal advertising; and (f) conducting Phase IV Clinical Trials.

“Major European Countries” shall mean France, Germany, Spain, Italy, and the United Kingdom.

“Marks” shall mean the Exelixis marks set forth in Schedule A to this Agreement, as such schedule may be amended from time to time pursuant to Section 7.1.

“Product” shall have the meaning set forth in the License Agreement.

“Term” shall have the meaning set forth in Section 4.1.

“Territory” shall mean [ * ].

“Third Party” shall mean any entity other than: (a) Exelixis; (b) Sanofi-Aventis; or (c) an Affiliate of either Party.

2.	License Grant.

2.1. License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee for the Term a nonexclusive, sublicensable (solely in accordance with Section 5.3), nonassignable (except as set forth in Section 7.2), and royalty-free license to use the Marks throughout the Territory solely in connection with the Commercialization of the Products to identify Exelixis as the licensor of the Products, provided that such use of the Marks satisfies all provisions of Section 2.2 and Article 3.

2.2. Compliance. The Marks may only be used on Products that are Commercialized in accordance with applicable law and current pharmaceutical industry standards of quality, including the terms of all applicable Regulatory Approvals.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.	Use and Display of Trademarks.

3.1. Licensee shall use the Marks on labels, packaging and promotional/marketing materials for or in connection with the Products provided that and only so long as such use complies with applicable laws and market practice in the country of use.

3.2. Licensee shall be obligated to display the Marks [ * ] used in connection with the Commercialization of the Product. The display of the Marks on the aforementioned packaging labels or marketing and promotional material shall be [ * ], provided however that Licensee shall not display the Marks in such a manner to suggest that any party (including Licensee) other than Licensor owns the Marks.

3.3. In the event of an uncured material breach of the License Agreement by Licensor, or any bankruptcy or insolvency of Licensor, this Agreement (including the license set forth in Section 2.1) shall remain in effect but Licensee shall no longer be obligated pursuant to the preceding Section to continue using any of the Marks

3.4. Licensee shall use the Marks upon or in relation to the Products only in such manner where the distinctiveness, reputation, and validity of the Marks shall not be impaired. Without prejudice to the generality of the foregoing, Licensee shall ensure in particular that the Marks are correctly spelled, and that any text, graphics, or designs adjacent to the Marks do not put the Marks or Licensor in a negative or derogatory light. Licensee shall provide Licensor with proposed Product packaging and corresponding marketing materials prior to publication or shipment of any Product under the Marks.

4.	Term and Termination of Agreement.

4.1. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force until the expiration or termination of the License Agreement, unless earlier terminated pursuant to the terms and conditions of this Agreement or pursuant to the mutual written agreement of Licensor and Licensee.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.2. In the event of a partial termination of the License Agreement, where the License Agreement is terminated only in respect to certain Products or certain countries within the Territory, this Agreement shall terminate with respect to those Products and countries in the Territory for which the License Agreement terminated and this Agreement shall remain in effect with respect to those Products or countries in the Territory which continue to be governed by the License Agreement.

4.3. In the event of Licensee committing a material breach of any of the terms of this Agreement and failing to rectify same within [ * ] of receiving written notification of such breach from Licensor, Licensor shall have the right to terminate this Agreement upon written notice to Licensee.

4.4. Licensor shall also have the right to terminate this Agreement upon written notice to Licensee if, in Licensor’s reasonable discretion, Licensee’s use of the Marks tarnishes, blurs, or dilutes the quality associated with the Marks or the associated goodwill and Licensee fails to rectify same within [ * ].

4.5. In the event of termination of this Agreement, the following provisions of this Agreement shall survive: Article 6; and Sections 7.4 and 7.10. In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

5.	Licensor’s Exclusive Interest in the Marks.

5.1. Licensor hereby warrants to Licensee that Licensor is the owner of the Marks and retains all rights, title and interest in and to the Marks. This Agreement does not grant to Licensee any proprietary right of any of Licensor’s Marks, other than use of the Marks as set forth in this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.2. In the event that management or in-house counsel for Licensee becomes aware of a suspected infringement of a Mark by a Third Party, Licensee shall notify Licensor promptly in writing. Licensee shall provide the same level of disclosure to Licensor’s in-house counsel concerning suspected infringement of a Mark as Licensee would provide to its own in-house counsel with respect to suspected infringement of its own mark. As between the Parties, Licensor shall have the sole right, but shall not be obligated, to bring an action with respect to such suspected infringement at its own expense, in its own name and entirely under its own direction and control.

5.3. In the event that Licensee grants to a Third Party a sublicense of its rights under the License Agreement to Commercialize one or more Products in one or more countries in the Territory, Licensee shall enter into a sublicense agreement with such Third Party (the “Sublicensee”) that grants the Sublicensee a sublicense of the Licensee’s rights pursuant to Section 2.1 with respect to such Products in such countries in the Territory. Each such sublicense agreement shall be under the same terms and conditions as this Agreement.

5.4. Licensee agrees that it will take no action adverse to or inconsistent with Licensor’s ownership of the Marks, including without limitation seeking to register any of the Marks in the Territory, or opposing, disputing, or assisting others in opposing or disputing Licensor’s ownership of the Marks in any way.

5.5. Licensee acknowledges that all use of the Marks and all rights and goodwill attached to or arising out of such use, shall accrue to the benefit of Licensor. Licensee shall at any time, whether during or after the Term, execute any documents that shall reasonably be required by Licensor to confirm Licensor’s ownership of the Marks.

6.	Governing Law; Venue.

6.1. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York, without regard to conflict of law rules.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2. Unless otherwise set forth in this Agreement, in the event of any dispute, controversy or claim arising out of, relating to or in connection with any provision of the Agreement, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Party’s respective Executive Officers. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within [ * ] after such notice, such Executive Officers shall meet for attempted resolution by good faith negotiations. If such Executive Officers are unable to resolve such dispute within [ * ] of their first meeting for such negotiations, either Party may seek to have such dispute resolved in any U.S. federal or state court of competent jurisdiction and appropriate venue; provided, that if such suit includes a Third Party claimant or defendant, and jurisdiction and venue with respect to such Third Party appropriately resides outside the U.S., then in any other jurisdiction or venue permitted by applicable law; and further provided, that any dispute, controversy or claim arising out of, relating to or in connection with any Mark shall be submitted to a court of competent jurisdiction in the territory in which such Mark were granted or arose.

7.	Miscellaneous.

7.1. Entire Agreement; Amendments. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the Marks and supersedes and terminates all prior agreements and understandings between the Parties with respect thereto. For clarity, this Agreement satisfies the obligations set forth in Section 6.2 of the License Agreement to enter into a Trademark License Agreement but does not supersede or terminate any portion of the License Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. Notwithstanding the foregoing, and subject to Section 6.2 (c) of the License Agreement, Licensor may revise Schedule A upon written notice to Licensee.

7.2. Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other (such consent to not be unreasonably withheld, delayed or conditioned), except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to all or substantially all of the business of such Party to which this Agreement relates, whether in a

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is also the permitted successor or assignee of such Party’s rights and obligations pursuant to the License Agreement and is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Agreement by such Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 7.2 shall be null and void and of no legal effect.

7.3. Mutual Authority. Each Party represents and warrants to the other Party as of the Effective Date that: (a) it has the authority and right to enter into and perform this Agreement, (b) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights, and (c) its execution, delivery and performance of this Agreement shall not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

7.4. Confidentiality. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be “Confidential Information” and the Parties shall have the rights and obligations with respect thereto that are set forth in Article 10 of the License Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties pursuant to the License Agreement and the Parties shall have the rights and obligations with respect thereto that are set forth in Article 10 of the License Agreement with respect to the terms of the License Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.5. Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Exelixis:	Exelixis, Inc. 249 East Grand Avenue P.O. Box 511 So. San Francisco, CA 94083-0511 Attention: EVP, General Counsel Fax:

With a copy to:	Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 Attention: Marya Postner, Esq.

For Sanofi-Aventis:	Sanofi-Aventis 174 Avenue de France 75013 Paris, France Attention: EVP, General Counsel Fax: +33.1.53.77.43.03

7.6. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

7.7. Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.8. No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

7.9. Construction of this Agreement. Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders, and the word “or” are used in the inclusive sense. When used in this Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, any records required by this Agreement, any correspondence between the Parties, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

7.10. Indemnities.

7.10.1. Subject to Section 7.10.2, each Party hereby agrees to indemnify, defend and hold harmless the other Party, its Affiliates, and their respective directors, employees and agents from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) to the extent such Losses result from any: (a) breach of warranty by the indemnifying Party contained in the Agreement; (b) breach of the Agreement or applicable law by such indemnifying Party; (c) negligence or willful misconduct of the indemnifying Party, its Affiliates or (sub)licensees, or their respective directors, employees and agents in the performance of the Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by it to a Third Party (including misappropriation of trade secrets).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.10.2. As used herein, “Indemnitee” shall mean a party entitled to indemnification under the terms of Section 7.10.1. A condition precedent to each Indemnitee’s right to seek indemnification under such Section 7.10.1 is that such Indemnitee shall: (a) inform the indemnifying Party under such applicable Section of a Loss as soon as reasonably practicable after it receives notice of the Loss; (b) if the indemnifying Party acknowledges that such Loss falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Loss (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of any such Indemnitee as to any settlement which would materially diminish or materially adversely affect the scope or duration of any Marks licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Agreement; and (c) fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Loss.

Provided that an Indemnitee has complied with all of the conditions described in subsections 7.10.2(a) – (c), as applicable, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Loss. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Loss using attorneys of the Indemnitee’s choice and at the Indemnitee’s expense. In no event may an Indemnitee settle or compromise any Loss for which the Indemnitee intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party, or the indemnification provided under such Section 7.10.1 as to such Loss shall be null and void.

7.11. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Signature page follows.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers.

For and On Behalf of Licensor

EXELIXIS, INC.

By:

Print Name:

Title:

For and On Behalf of Licensee

SANOFI-AVENTIS

By:

Print Name:

Title:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE A TO TRADEMARK LICENSE AGREEMENT

THE MARKS

MARK	APP. NO. / REG. NO.	CLASS
EXELIXIS [United States]	Reg. No. 2,823,801	005

EXELIXIS [United States]	App. No. 77/558,426	042

Old Exelixis Logo [United States]	Reg. No. 2,824,097	005

Old Exelixis Logo [United States]	Reg. No. 2,332,528	042

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

New Exelixis Logo [United States]	App. No. 77/284,507	005

New Exelixis Logo [United States]	App. No. 77/284,531	042

EXELIXIS [European Union]	Reg. No. 002607802	001 005 042

EXELIXIS [European Union]	Reg. No. 001243831	016 041 042

Old Exelixis Logo [European Union]	Reg. No. 3006772	001 005 042

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXELIXIS [Japan]	Reg. No. 4599309	005

Old Exelixis Logo [Japan]	Reg. No. 4693262	005

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 6.4

Commercialization Report

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 7.2

Quality Responsibilities Relating to Licensed Compounds

THIS QUALITY LETTER (the “Letter”) is made and entered into as of ___________ [__], 2009 (the “Execution Date”) by and between EXELIXIS, INC., a Delaware corporation having an address at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (“Exelixis”), and SANOFI-AVENTIS, a French company, having an address at 174, Avenue de France, 75013 Paris, France (“Sanofi-Aventis”). Exelixis and Sanofi-Aventis are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

The Parties have entered into a License Agreement (the “Agreement”) effective as of the Effective Date regarding the Licensed Compounds. In connection with the Agreement, this Letter is intended to set forth the Parties’ mutual understandings with respect to certain quality and Manufacturing responsibilities with respect to: (A) the lots of drug substance for the Exelixis Clinical Trials under Section 7.2 of the Agreement (each hereinafter referred to as a “Drug Substance Lot”); and (B) the lots of finished drug product for the Exelixis Clinical Trials under Section 7.2 of the Agreement (each hereinafter referred to as a “Drug Product Lot”). Specifically, each of the Parties hereby agrees to assume the responsibilities corresponding to such Party as set forth on Schedule A hereto. Any capitalized terms used in this Letter that are not otherwise defined herein shall have the meanings given to them in the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Letter in duplicate originals by their proper officers. The date that this Letter is signed shall not be construed to imply that the document was made effective on that date.

SANOFI-AVENTIS	EXELIXIS, INC.

By:	By:

Title:	Title:

Date:	Date:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE A

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 7.4

Priority Documents

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.5

Exelixis Press Release

Contact
Charles Butler
Executive Director, Corporate Communications & Investor Relations
Exelixis, Inc, San Francisco
650-837-7277

cbutler@exelixis.com

EXELIXIS AND SANOFI-AVENTIS SIGN GLOBAL LICENSE AGREEMENT FOR XL147 &

XL765 AND LAUNCH BROAD COLLABORATION FOR DISCOVERY OF PI3K INHIBITORS

-Exelixis receives $140 million upfront payment and guaranteed research funding-

Paris, France and South San Francisco, CA – May XX, 2009 — Sanofi-aventis (EURONEXT: SAN and NYSE: SNY) and Exelixis, Inc. (Nasdaq: EXEL) today announced a global license agreement for XL147 and XL765 and a broad collaboration for the discovery of inhibitors of phosphoinositide-3 kinase (PI3K) for the treatment of cancer. Activation of the PI3K pathway is a frequent event in human tumors, promoting cell proliferation, survival, and resistance to chemotherapy and radiotherapy. Under the license, Sanofi-aventis will have a worldwide exclusive license to XL147 and XL765, which are currently in phase 1 and phase 1b/2 clinical trials, and will have sole responsibility for all subsequent clinical, regulatory, commercial and manufacturing activities. Exelixis will participate in conducting ongoing and potential future clinical trials and manufacturing activities.

Under the discovery collaboration, Exelixis and Sanofi-aventis will combine efforts in establishing several pre-clinical PI3K programs and jointly share responsibility for research and preclinical activities related to isoform-selective inhibitors of PI3K. Sanofi-aventis will have sole responsibility for all subsequent clinical, regulatory, commercial and manufacturing activities of any products arising from the collaboration; however, Exelixis may be responsible for conducting certain clinical trials.

Sanofi-aventis will pay Exelixis a combined upfront cash payment of $140 million under the license and collaboration. Exelixis will also receive guaranteed research funding of $21 million over a three year research term under the collaboration. For both the license and the collaboration, Exelixis will be eligible to receive development, regulatory and commercial milestones of over $1 billion in the aggregate, as well as royalties on sales of any products commercialized under the license and collaboration.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Sanofi-aventis has a track record of success in commercializing innovative cancer therapies and is deeply committed to advancing the care of cancer patients,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “We believe that their expertise and resources will enable us to move aggressively in advancing the development of XL147 and XL765 and other potential PI3K inhibitors. The data generated to date in the XL147 and XL765 clinical programs suggest that these compounds may have utility in treating diverse cancers. Sanofi-aventis and Exelixis are committed to realizing the full potential of these compounds and other PI3K inhibitors to provide cancer patients with new treatment options.”

The effectiveness of the license agreement is subject to antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary regulatory approvals.

Oral Presentations

Clinical data from the phase 1 trials of XL147 and XL765 will be presented at the American Society of Clinical Oncology Annual Meeting, which will be held from May 29 to June 2, 2009 in Orlando, Florida:

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“Phase 1 dose-escalation study of XL147, a PI3K inhibitor administered orally to patients with solid tumors” will be presented on Monday, June 1, 2009, starting at 1:30 p.m. local time (Abstract #3500)

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“A Phase 1 dose-escalation study of the safety, pharmacokinetics (PK) and pharmacodynamics of XL765, a PI3K/TORC1/TORC2 inhibitor administered orally to patients (pts) with advanced solid tumors” will be presented on Monday, June 1, 2009 starting at 2:00 p.m. local time (Abstract #3502)

XL147 and XL765 target PI3K, which plays an important role in cell proliferation and survival. Activation of the PI3K pathway is a frequent event in human tumors, promoting cell proliferation, survival, and resistance to chemotherapy and radiotherapy. XL765 also inhibits the mammalian target of rapamycin (mTOR), which can be activated via upregulation of PI3K, or via PI3K-independent mechanisms. mTOR is frequently activated in human tumors, and plays a central role in tumor cell proliferation.

About Sanofi-aventis

Sanofi-aventis, a leading global pharmaceutical company, discovers, develops and distributes therapeutic solutions to improve the lives of everyone. Sanofi-aventis is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY).

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, GlaxoSmithKline, Genentech, Boehringer Ingelheim, Wyeth Pharmaceuticals, and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.5

Sanofi-Aventis Press Release

Sanofi-aventis and Biotechnology company Exelixis enter

into an Exclusive Global Alliance

for Novel Targeted Oncology Therapies

- Alliance includes a Global License Agreement for XL147 & XL765 and an Exclusive Collaboration for discovery of PI3K Inhibitors -

Paris, France - May 28, 2009 - Sanofi-aventis (EURONEXT: SAN and NYSE: SNY) and Exelixis, Inc. (Nasdaq: EXEL) announced today a global license agreement for XL147 and XL765 and an exclusive collaboration for the discovery of inhibitors of phosphoinositide-3 kinase (PI3K) for the management of solid malignancies. Activation of the PI3K pathway is a frequent event in human tumors, promoting cell proliferation and cell survival, as well as resistance to chemotherapy and radiotherapy.

Under the license agreement, sanofi-aventis will have an exclusive worldwide license to XL147, an oral PI3K inhibitor, and XL765, an oral dual inhibitor of PI3K and mTOR (mammalian target of rapamycin); both are currently in phase 1 clinical trials. Sanofi-aventis will have sole responsibility for all subsequent clinical, regulatory, manufacturing and commercial activities. Exelixis will participate in ongoing and potential future clinical trials.

Under the exclusive discovery collaboration, sanofi-aventis and Exelixis will combine research efforts to establish several preclinical programs related to isoform-selective inhibitors of PI3K. Sanofi-aventis will have sole responsibility for all subsequent clinical, regulatory, commercial and manufacturing activities of the products that result from the collaboration. However, Exelixis may be responsible for conducting certain clinical trials.

“We are very excited about integrating such novel targeted therapies with high therapeutic potential in our portfolio,” said Marc Cluzel, Senior Vice-President R&D, sanofi-aventis. “We look forward to combining our efforts with Exelixis to develop innovative drugs in the best interest of patients suffering from cancers. This alliance is aligned with our strategy to create value through strategic partnerships that deliver new therapeutic options”.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Under the terms of the agreements, sanofi-aventis will pay Exelixis an upfront cash payment as well as development and regulatory milestone payments that could reach over $1 billion in aggregate for existing and future programmes under both agreements. In addition, Exelixis will be entitled to receive royalties and commercial milestones on sales when products are commercialized.

The license agreement is subject to antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

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About PI3K inhibitors

The phosphoinositide-3-kinase (PI3K) pathway is triggered in normal cells upon exposure to growth factors. It regulates a cascade of proliferation and survival signals. The PI3K pathway is one of the primary deregulated signaling pathways in human cancer. Activation of the PI3K pathway is a frequent event in human tumors, promoting cell proliferation, survival, and resistance to chemotherapy and radiotherapy. Novel therapeutics impacting the PI3K pathway, alone or in combination, are therefore considered to have a high therapeutic potential.

About XL147 and XL765

XL147 is an orally available small molecule inhibitor of phosphoinositide-3-kinase (PI3K). XL765 is a orally available small molecule, dual inhibitor of PI3K and mTOR (mammalian target of rapamycin). mTOR can be activated via upregulation of PI3K, or via PI3K-independent mechanisms. mTOR is frequently activated in human tumors, and plays a central role in tumor cell proliferation.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in Phase III, Phase II and Phase I clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, GlaxoSmithKline, Genentech, Wyeth Pharmaceuticals and Daiichi-Sankyo. For more information, please visit the company’s website at http://www.exelixis.com.

About sanofi-aventis

Sanofi-aventis, a leading global pharmaceutical company, discovers, develops and distributes therapeutic solutions to improve the lives of everyone. Sanofi-aventis is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY).

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These statements include product development, product potential projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future events, operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans” and similar expressions. Although sanofi-aventis’ management

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of sanofi-aventis, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in research and development, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMEA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labelling and other matters that could affect the availability or commercial potential of such products candidates, the absence of guarantee that the products candidates if approved will be commercially successful, the future approval and commercial success of therapeutic alternatives as well as those discussed or identified in the public filings with the SEC and the AMF made by sanofi-aventis, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in sanofi-aventis’ annual report on Form 20-F for the year ended December 31, 2008. Other than as required by applicable law, sanofi-aventis does not undertake any obligation to update or revise any forward-looking information or statements.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.